As filed with the Securities and Exchange Commission on November 21, 2007 Registration No. _____________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933

CAPITOL BANCORP LIMITED
(Exact name of registrant as specified in its charter)
Michigan (State or other jurisdiction of incorporation or organization)	6711 (Primary Standard Industrial Classification Code Number)	38-2761672 (I.R.S. Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Cristin K. Reid, Esq.
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan  48933
(517) 487-6555

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Phillip D. Torrence, Esq.
Miller, Canfield, Paddock and Stone, P.L.C.
444 West Michigan Avenue
Kalamazoo, Michigan 49007
(269) 383-5804

Approximate date of commencement of proposed sale of the securities to the public:  As soon as practicable after the effective date of this registration statement and upon the completion of the transactions described in the enclosed prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, No Par Value	242,834	$18.925	$4,595,634	$142

(1)
The number of shares registered pursuant to this Registration Statement is based upon the approximate number of shares of Point Loma Community Bank ("PLCB") common stock presently outstanding, or reserved for issuance pursuant to 72,500 outstanding stock options of PLCB, or otherwise expected to be issued upon the consummation of the proposed transaction to which this Registration Statement relates (less the shares held by Capitol Bancorp Ltd. ("Capitol")) multiplied by the estimated exchange ratio of .522785 shares of Capitol common stock for each PLCB share.

(2)
Pursuant to Rules 457(f)(1) and 457(f)(3) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $18.925 per share of Capitol common stock (the average of the high and low prices for shares of common stock of Capitol reported on the New York Stock Exchange on November 20, 2007) and the estimated number of Capitol shares that may be issued in the consummation of the share exchange transaction contemplated.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Capitol may not distribute or issue the shares of Capitol common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to distribute these securities and Capitol is not soliciting offers to receive these securities in any state where such offer or distribution is not permitted.

Subject to Completion, Dated November __, 2007

Offer to Exchange Each Outstanding Share of Common Stock

of

POINT LOMA COMMUNITY BANK

for Shares of Common Stock of Capitol Bancorp Limited

by

CAPITOL BANCORP LIMITED

in each case subject to the procedures and limitations described in this prospectus and the related letter of transmittal.

The exchange offer and withdrawal rights will expire at 11:59 p.m., Michigan Time, on ________, 2008 unless extended by Capitol in its sole discretion.  Shares tendered pursuant to this offer may be withdrawn at any time prior to the expiration of this offer.

    Capitol Bancorp Limited ("Capitol") is offering to exchange each issued and outstanding share of Point Loma Community Bank ("PLCB") common stock, not already owned by Capitol, for shares of Capitol's common stock.  PLCB is a majority-owned subsidiary of Capitol.  Capitol is making this offer to provide holders of PLCB common stock, excluding PLCB shares already owned by Capitol, with an opportunity to receive registered securities of Capitol.  Individual members of PLCB's Board of Directors have indicated to Capitol an intention to tender their PLCB shares pursuant to the exchange offer.

    If you elect to receive Capitol common stock in the exchange offer, Capitol will determine the per share consideration you are entitled to receive according to an exchange ratio.  The exchange ratio will be calculated by dividing 150% of the book value per share of PLCB common stock as of September 30, 2007 ($13.301299), by the average closing price of Capitol's common stock for the 30 trading day period ending two trading days prior to the close of the exchange offer.

The Capitol share value will be based upon the average closing price of Capitol common stock over a 30 trading day period ending two trading days prior to the close of the exchange offer.  However, Capitol's stock price may fluctuate and the consideration you receive may fluctuate and may not equal the estimate per share consideration stated herein if Capitol's stock price does not equal the average closing price for the month ended September 30, 2007.  The closing price of Capitol's common stock on November ____, 2007, the day before Capitol publicly announced the exchange offer, was $____.  Based upon the average of the closing prices of Capitol’s common stock for the month ended September 30, 2007 ($25.443158), a holder of PLCB common stock electing to receive shares of Capitol common stock in the exchange offer would receive approximately .522785 shares of Capitol common stock for each share of PLCB common stock, using the PLCB share value as of September 30, 2007 described above.  See "The Exchange Offer" beginning on page 34.

Capitol's common stock trades on the New York Stock Exchange, or NYSE, under the symbol "CBC".  PLCB's common stock is not traded on any established trading market.  It is generally expected that any stock of Capitol received by holders of PLCB common stock will not be subject to federal income tax but only if certain criteria are met.  See "The Exchange Offer—Material U.S. Federal Income Tax Consequences of the Exchange Offer" beginning on page 38.  Capitol's obligation to complete this exchange offer is subject to the conditions listed under "The Exchange Offer—Conditions to the Exchange Offer" beginning on page 40.

FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER ABOUT THE EXCHANGE OFFER, SEE "RISK FACTORS" BEGINNING ON PAGE 14.  CAPITOL IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED TO NOT SEND CAPITOL A PROXY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this Prospectus or determined if this Prospectus is accurate or adequate.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November__, 2007

ADDITIONAL INFORMATION

         This prospectus incorporates important business and financial information about Capitol and its subsidiaries from documents filed with the Securities and Exchange Commission, or the SEC, that have not been included in, or delivered with, this prospectus.  This information is available on the SEC's website at http://www.sec.gov and from other sources.  See "Where You Can Find More Information" on page 53.

        You may also request copies of these documents from Capitol, without charge, upon written or oral request to:

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, 4th Floor
Attn:  Cristin K. Reid, Esq.
Telephone:  (517) 487-6555

         In order to receive timely delivery of the documents, you must make requests no later than _________, 2008 (five business days before the initially scheduled expiration date of the exchange offer).

2

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER	1

SUMMARY	4
Reasons for the Exchange Offer	4
The Exchange Offer	4
Accounting Treatment	5
Tax Consequences of the Exchange Offer to PLCB Shareholders	5
There are No Dissenters' Rights in Connection with the Exchange Offer.	6
Capitol's Obligation to Complete the Exchange Offer is Subject to a Number of Conditions	6
Regulatory Approvals	6
Opinion of Financial Advisor	7
Dividend Policy of Capitol	7
Dividend Policy of PLCB	7
The Exchange Offer is Currently Scheduled to Expire on ______________, 2008	7
The Exchange Offer May be Extended, Terminated or Amended	7
The Exchange Offer Shall Occur Promptly After the Expiration Date	8
Tendered Shares May be Withdrawn at Any Time Prior to the Exchange of Those Shares	8
Shareholders Must Comply With the Procedure for Tendering Shares	8
Your Rights as a Shareholder Will Change	8
Forward-Looking Statements May Prove Inaccurate	8

SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL	10

SELECTED CONSOLIDATED FINANCIAL DATA OF PLCB	12

RISK FACTORS	14

RECENT DEVELOPMENTS	19

CAPITALIZATION	20

DIVIDENDS AND MARKET FOR COMMON STOCK	21

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22

INFORMATION ABOUT CAPITOL	23

INFORMATION ABOUT PLCB	24

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	29

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT PER SHARE INFORMATION	32

BACKGROUND OF THE EXCHANGE OFFER	33
Background of the Exchange	33
Capitol's Reasons for the Exchange	33
PLCB's Reasons for the Exchange	33
Certain Considerations for PLCB Shareholders	33

THE EXCHANGE OFFER.	34
General	34
Consideration to be Paid	34
Timing of the Exchange Offer.	35
Extension, Termination and Amendment	35
Exchange of PLCB Shares; Delivery of Capitol Common Stock	36
Cash Instead of Fractional Shares of Capitol Common Stock	36

i

TABLE OF CONTENTS, cont.

Withdrawal Rights	36
Procedure for Tendering.	37
Guaranteed Delivery	37
Material U.S. Federal Income Tax Consequences of the Exchange Offer	38
Purpose of the Exchange Offer; Dissenters' Rights	40
Conditions to the Exchange Offer	40
Minimum Tender Condition	40
Regulatory Matters	40
Other Conditions to the Exchange Offer	41
Source and Amount of Funds	42
Certain Relationships with PLCB	42
Fees and Expenses	43
Accounting Treatment	43
Pro Forma Data	43
Federal Securities Laws Consequences	43
NYSE Listing	43
Opinion of Financial Advisor	43

COMPARISON OF SHAREHOLDER RIGHTS	50

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL	51
Rights of Common Stock	51
Shares Available for Issuance	51
Capitol's Preferred Securities.	52
Anti-Takeover Provisions.	52

WHERE YOU CAN FIND MORE INFORMATION	53

LEGAL MATTERS	55

EXPERTS	55

LIST OF ANNEXES

ANNEX A Opinion of Financial Advisor	A-1
ANNEX B Financial Information Regarding PLCB	B-1

ii

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	Who is offering to exchange my PLCB shares?

A:
Capitol Bancorp Limited is a Michigan-incorporated bank holding company (hereinafter referred to as "Capitol").  Capitol is a bank development company with approximately $4.7 billion in total assets and 57 individual bank charters operating in 16 states, including PLCB.  Capitol identifies opportunities for the development of new community banks, raises capital and mentors a community bank through its formative stages and manages its investments in community banks.  Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank's community.  Capitol Bancorp Limited was founded in 1988 and has executive offices in Lansing, Michigan and Phoenix, Arizona.

Q:	What is being proposed?

A:
Capitol is proposing to acquire up to all of the issued and outstanding shares of PLCB by offering to exchange all outstanding shares of PLCB common stock, not already owned by Capitol, for shares of Capitol common stock.

Q:           What would I receive in the exchange offer for my PLCB shares?

A:
Under the terms of the exchange offer, you would receive shares of Capitol common stock in exchange for your shares of PLCB common stock.  For more detail on the consideration, see "The Exchange Offer-Consideration to be Paid" beginning on page 34.

Q:	How long will it take to complete the exchange?

A:	Capitol expects to complete the exchange offer very early in the first quarter of 2008, or as soon thereafter as possible.

Q:	Are there conditions to Capitol's acceptance of PLCB shares in the exchange offer?

A.
Yes.  Capitol's offer is subject to several material conditions, and those conditions must be satisfied or waived for Capitol to complete the exchange offer.  See "The Exchange Offer-Conditions to the Exchange Offer" beginning on page 40.

Q:	Will I have to pay any fees or commissions?

A:
Generally, no.  If you are the record owner of your shares of PLCB common stock and you tender your shares of PLCB common stock directly to Capitol, you will not have to pay brokerage fees or incur similar expenses.  However, if you own your shares through a broker or other nominee, and your broker tenders the shares on your behalf, your broker may charge you a fee for doing so.  You should consult with your broker or nominee to determine whether any charges will apply to you.

Q:	When does the exchange offer expire?

A:	The exchange offer will expire on __________, 2008, at 11:59 p.m., Michigan Time, unless extended by Capitol. See "The Exchange Offer-Timing of the Exchange Offer" beginning on page 35.

Q:	Can the exchange offer be extended?

A:
Yes.  Capitol may, without the consent of PLCB, extend the period of time during which the offer remains open.  You will have withdrawal rights during any extension period.  See "The Exchange Offer-Extension, Termination and Amendment" beginning on page 35.

Q:	Will I be notified if the offer is extended?

A:           Yes.  If Capitol decides or is required to extend the exchange offer, Capitol will make a public announcement of the status of the exchange offer, and announce the new expiration date, no later than 9:00 a.m., Michigan Time, on the next business day after the day on which the offer was previously scheduled to expire.  See "The Exchange Offer-Extension, Termination and Amendment" beginning on page 35.

Q:	How do I participate in the exchange offer?

A:	To tender your shares, you should do the following:

•
If you hold PLCB shares in your own name, complete and sign the letter of transmittal and return it with your PLCB share certificates to Capitol at the corporate office to the following address: Attention: Cristin K. Reid, Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933 before the expiration date of the exchange offer.

•	If you hold your PLCB shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date.

•
If your PLCB share certificates are not immediately available or if you cannot deliver your PLCB share certificates and other documents to Capitol prior to the expiration of the exchange offer, you may still tender your PLCB shares if you comply with the guaranteed delivery procedures described under "The Exchange Offer-Procedure for Tendering" beginning on page 37.

Q:	How and when can I withdraw my previously tendered shares?

A:
To withdraw your previously tendered PLCB shares, you must deliver a written or facsimile notice of withdrawal with the required information to Capitol while you still have the right to withdraw.  If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares.  You may withdraw previously tendered PLCB shares any time prior to the expiration of the exchange offer.  Once Capitol has accepted shares for exchange pursuant to the offer, all tenders become irrevocable.  See "The Exchange Offer-Withdrawal Rights" on page 36.

Q:	Is Capitol's financial condition relevant to my decision to tender shares in the offer?

A:
Yes.  Shares of PLCB common stock accepted in the offer will be exchanged for shares of Capitol common stock, so you should consider Capitol's financial condition before you decide to become one of Capitol's shareholders through the exchange offer.  In considering Capitol's financial condition, you should review the information contained in this prospectus and the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about Capitol.

Q:	Where can I find more information about Capitol?

A:
This document incorporates important business and financial information about Capitol from documents filed with the SEC that have not been delivered or included with this document.  This information is available to you without charge upon written or oral request.  You can obtain the documents incorporated by reference in this prospectus through the Securities and Exchange Commission website at www.sec.gov, through Capitol's website at www.capitolbancorp.com, or by requesting them in writing or by telephone from Capitol at the following address:

Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, MI 48933
Attention: Lee W. Hendrickson, Chief Financial Officer
Telephone Number: (517) 487-6555

IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE EXCHANGE OFFER DEADLINE, YOU SHOULD MAKE YOUR REQUEST NO LATER THAN ______________, 2008.

For more information on the matters incorporated by reference in this document, see "Where You Can Find More Information".

WHO CAN ANSWER YOUR QUESTIONS?

If you have additional questions, you should contact:

Point Loma Community Bank
1350 Rosecrans Street
San Diego, CA 92106
(619) 243-7900
Attention:  Tony Calabrese
Or
Capitol Bancorp Limited
Capitol Bancorp Center
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933
(517) 487-6555
Attention:  Cristin K. Reid

If you would like additional copies of this
prospectus you should contact:
Capitol Bancorp Limited at the above address and phone number.

[The remainder of this page intentionally left blank]

SUMMARY

This section summarizes material information presented in greater detail elsewhere in this prospectus.  However, this summary does not contain all of the information that may be important to PLCB stockholders.  Important information is contained elsewhere in this prospectus and the other documents to which this prospectus refers, all of which should be carefully reviewed by PLCB stockholders.  You are urged to read the entire prospectus, including the information set forth in the section entitled "Risk Factors" beginning on page 14 and the attached exhibits and annexes.  Also, see "Where You Can Find More Information" on page 53.

SHAREHOLDERS MAY CALL 1-866-386-3440 THROUGH THE ENTIRE PERIOD OF THE EXCHANGE OFFER TO DETERMINE THE CONSIDERATION TO BE RECEIVED IN THE OFFER.

Capitol Bancorp Limited describes itself as a bank-development enterprise and is a bank holding company with its Eastern Region headquarters located at the Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933.  Capitol's telephone number is (517) 487-6555.  Capitol has its Western Region headquarters located at 2777 East Camelback Road, Suite 375, Phoenix, Arizona 85016.  Capitol's telephone number at its Western Region headquarters is (602) 955-6100.

        Capitol is a uniquely structured affiliation of community banks.  It currently has 57 wholly or majority-owned bank subsidiaries.  Each of Capitol's banks is viewed by its management as being a separate business from the perspective of monitoring performance and allocation of financial resources.  Capitol uses a unique strategy of bank ownership and development.

        Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks.  It provides access to support services and management with significant experience in community banking.  These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship.  Subsidiary banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services.

PLCB is now and has been, since it commenced business, an affiliate and a controlled subsidiary of Capitol.  PLCB was organized as a California bank in August of 2004.  As of September 30, 2007, Capitol owned 51.00% of the outstanding shares of PLCB.  As of September 30, 2007, PLCB's executive management and Board of Directors held 9.05% of the outstanding shares of PLCB common stock (excluding additional PLCB shares which may be issuable upon exercise of outstanding PLCB stock options).  Capitol's executive management and Board of Directors that are not executive management and directors of PLCB held 0.96% of the outstanding shares of PLCB's common stock (excluding additional PLCB shares which may be issuable upon exercise of outstanding PLCB stock options) as of September 30, 2007.

Reasons for the Exchange Offer (Page 33).

Capitol is offering to exchange shares of PLCB with shares of its common stock because it has been Capitol's practice to provide a liquidity opportunity to the minority shareholders of its affiliate banks after approximately three years of operation.  This was disclosed to the minority shareholders in the offering circular at the time they made their original investment in PLCB.  Capitol desires to have PLCB as a wholly-owned subsidiary so that it may include more of PLCB's net income in its consolidated results of operations (rather than the 51% currently reported) as PLCB's net income grows in future periods.

It is believed that the exchange will provide PLCB's shareholders with greater liquidity and flexibility because Capitol's common stock is publicly traded.  The exchange will also provide PLCB's shareholders with greater diversification, since Capitol is active in more than one geographic area and across a broader customer base.

The Exchange Offer (Page 34).

General

Under the terms of the exchange offer, Capitol is offering to exchange previously unissued Capitol common stock for each issued and outstanding share of PLCB common stock not already owned by Capitol.

Consideration to be received

If you elect to tender your shares of PLCB common stock pursuant to the exchange offer, Capitol will determine the per share consideration you are entitled to receive according to an estimated exchange ratio.  The exchange ratio will be calculated by dividing 150% of the book value per share of PLCB common stock as of September 30, 2007 ($13.301299) by the average closing prices of Capitol's common stock for the 30 trading day period ending two trading days prior to the close of the exchange offer.

The Capitol share value will be based upon the average closing price of Capitol common stock over a 30 trading day period ending two trading days prior to the close of the exchange offer.  However, Capitol's stock price may fluctuate and the consideration you receive may fluctuate and may not equal the estimated per share consideration herein if Capitol's stock price does not equal the average closing price for the month ended September 30, 2007.  The closing price of Capitol's common stock on November __, 2007, the day before Capitol publicly announced the exchange offer, was $_____.  Based upon the average of the closing prices of Capitol’s common stock for the month ended September 30, 2007 ($25.443158), the last practicable date before printing of this prospectus, a holder of PLCB common stock electing to receive shares of Capitol common stock in the exchange offer would receive approximately .522785 shares of Capitol common stock for each share of PLCB common stock, using the PLCB share value as described above.

The total number of shares of Capitol common stock that Capitol will issue and deliver to PLCB shareholders in exchange for their shares (estimated to be 204,932 shares issued based on the number of PLCB shares outstanding at September 30, 2007, the average of the closing prices of Capitol common stock for the month ended September 30, 2007 and PLCB share value as of September 30, 2007 described above, excluding potential exercise of PLCB's outstanding stock options) will not exceed the product of the exchange ratio and the number of PLCB shares accepted at the close of the exchange offer.

You will not receive any fractional shares of Capitol common stock in the exchange offer.  Instead, you will receive a check in an amount equal to the value of the fractional share of Capitol common stock that you would otherwise have been entitled to receive, along with your Capitol stock certificate.

For more detail on the consideration you receive, see "The Exchange Offer-Consideration to be Received" beginning on page 34.

Accounting Treatment (page 43).

Capitol's acquisition of the additional shares of PLCB resulting from the exchange offer will be accounted for under the purchase method of accounting.  After the exchange, assuming all of the PLCB shares not already owned by Capitol are acquired by Capitol pursuant to the exchange offer, all of PLCB's results from operations will be included in Capitol's income statement, as opposed to only a portion, which is currently reported.

Tax Consequences of the Exchange Offer to PLCB Shareholders (page 38).

Any cash you receive as consideration in the exchange offer will cause taxable gain recognition, which means that you will have to pay taxes as a result.  The cash portion of the consideration the PLCB shareholders receive for their PLCB common stock, from receipt of cash in lieu of fractional shares, will cause taxable gain recognition.  PLCB shareholders who receive cash will be taxed on the amount of the lesser of the cash received or the gain realized on the exchange.  Depending upon your particular circumstances, the receipt of cash may be treated either as received in a sale or exchange of stock or as received in a corporate distribution.

    Capitol has structured the exchange offer to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Capitol will consult, from time to time, with Miller, Canfield, Paddock and Stone, p.l.c., counsel to Capitol, regarding whether the exchange will qualify as a reorganization.  Miller, Canfield, Paddock and Stone, p.l.c. has issued an opinion to Capitol that the exchange offer will qualify as a reorganization.  That opinion has been filed with the SEC as an exhibit to Capitol's registration statement on Form S-4 in connection with the exchange offer.  Miller, Canfield, Paddock and Stone, p.l.c.'s opinion is subject to certain assumptions which may limit its application in particular instances.  In the event that unanticipated intervening events occur whereby Miller, Canfield, Paddock and Stone, p.l.c., determines that the exchange offer will not qualify as a reorganization (including Capitol's waiver of the minimum tender condition), Capitol may nevertheless proceed with the exchange offer.  In that event, the exchange offer may be fully taxable at the PLCB shareholder level and each PLCB shareholder will recognize gain or loss measured by the difference between (1) the cash plus the fair market value of the Capitol common stock received in the exchange offer, and (2) the exchanging PLCB shareholder's tax basis for the shares of common stock surrendered in the exchange offer.

Tax matters are very complicated, and the tax consequences of the exchange offer to each PLCB shareholder will depend on the facts of that shareholder's situation.  You are urged to consult your tax advisor for a full understanding of the tax consequences of the exchange to you.

See "The Exchange Offer-Material U.S. Federal Income Tax Consequences of the Exchange Offer" beginning on page 38.

There are No Dissenters' Rights in Connection with the Exchange Offer (Page 40).

No dissenters' rights are available in connection with the exchange offer.

Capitol's Obligation to Complete the Exchange Offer is Subject to a Number of Conditions (Page 40).

Capitol's obligation to exchange shares of common stock for PLCB common stock pursuant to the exchange offer is subject to the following material conditions, any of which Capitol may waive:

•
The tender of enough shares of PLCB common stock so that, after the completion of the exchange offer, Capitol owns a number of shares of PLCB common stock which, together with any shares of PLCB common stock that Capitol beneficially owns for Capitol's account, constitutes at least 80% of the total outstanding shares of PLCB common stock on a fully diluted basis, as though all options or other securities convertible into or exercisable or exchangeable for shares of PLCB common stock had been converted, exercised or exchanged; and

•
PLCB not having entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing Capitol's ability to acquire PLCB common stock or otherwise diminishing the value of the acquisition of PLCB common stock.

Capitol's obligation to exchange shares of Capitol common stock for PLCB common stock pursuant to the exchange offer is also subject to the following material conditions, none of which Capitol may waive:

•	The receipt of all applicable regulatory approvals required to consummate the exchange offer, including the expiration or termination of any applicable waiting periods;

•
No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the exchange offer shall be in effect and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the completion of the exchange offer; and

•	The effectiveness of Capitol's registration statement filed with the SEC, relating to the securities to be issued in the exchange offer.

These material conditions and the other conditions to the exchange offer are discussed under "The Exchange Offer-Conditions to the Exchange Offer" on page 40.

Regulatory Approvals (page 40)

As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board. Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire control of a subsidiary bank. The rules of the Federal Reserve Board do not differentiate between control of and ownership of 100% of the stock of the subsidiary bank. Capitol and its affiliates received permission to acquire control of PLCB prior to PLCB commencing business.  Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the exchange.  Capitol is not aware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in the United States or in any non-U.S. jurisdiction that is applicable to the exchange offer.

Capitol's operating strategy is to provide transactional, processing and administrative support and mentoring to aid in the effective growth and development of its banks.  It provides access to support services and management with significant experience in community banking.  These administrative and operational support services do not require a direct interface with the bank customer and therefore can be consolidated more efficiently without affecting the bank customer relationship.  Capitol's banks have full decision-making authority in structuring and approving loans and in the delivery and pricing of other banking services to customers.

Opinion of Financial Advisor (page 43).

PLCB retained Donnelly Penman & Partners as its financial advisor and agent in connection with the exchange offer to render a financial fairness opinion as to the fairness of the proposed transaction to PLCB's shareholders.  The opinion states that as of its date and subject to the considerations described in it the consideration to be paid in the exchange by holders of PLCB common stock is fair from a financial point of view.  The opinion is attached as Annex A to this prospectus.

Dividend Policy of Capitol (Page 7).

Capitol typically pays quarterly cash dividends to its common shareholders (although there is no assurance such dividends will continue in the future).  Capitol has been paying quarterly cash dividends of $0.25 per share most recently ($0.25 per share from the 2nd quarter of 2006 to present, $0.20 per share in 1st quarter 2006 and $0.19 per share in 4th quarter 2005).  Future payment of cash dividends by Capitol, if any, is dependent upon many variables and is subject to approval by Capitol's Board of Directors.

Dividend Policy of PLCB (Page 7).

PLCB has never paid a cash dividend.

The Exchange Offer is Currently Scheduled to Expire on __________, 2008 (Page 35).

The expiration date of the exchange offer is scheduled for 11:59 p.m., Michigan Time, on _______________, 2008, unless Capitol extends the period of time for which the exchange offer is open.

The Exchange Offer May be Extended, Terminated or Amended (Page 35).

Capitol expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and Capitol can do so by announcing the new expiration date.  Capitol is not providing any assurance that Capitol will exercise this right to extend the exchange offer, although Capitol currently intends to do so until all conditions have been satisfied or, to the extent permissible, waived.  During any extension, all shares of PLCB common stock previously tendered and not properly withdrawn will remain subject to the exchange offer, subject to the right of each shareholder of PLCB to withdraw his or her shares of PLCB common stock.

Subject to the SEC's applicable rules and regulations, Capitol also reserves the right, in its sole discretion, at any time or from time to time:

•
to delay Capitol's acceptance for exchange or the exchange of any shares of PLCB common stock, or to terminate the exchange offer, upon the failure of any of the conditions of the exchange offer to be satisfied prior to the expiration date;

•
to waive any condition, other than the conditions relating to the receipt of regulatory approvals, the absence of an order or decree of any court or agency of competent jurisdiction preventing the completion of the exchange offer, and the effectiveness of the registration statement for the Capitol shares to be issued in the exchange offer; or

•	to amend the exchange offer in any respect, by giving oral or written notice of such delay, termination or amendment by making a public announcement.

Capitol will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement.  In the case of an extension, any related announcement will be issued no later than 9:00 A.M., Michigan Time, on the next business day after the previously scheduled expiration date.  Subject to applicable law, including the Securities Exchange Act of 1934, as amended, which may require that any material change in the information published, sent or given to PLCB's shareholders in connection with the exchange offer be promptly sent to those shareholders in a manner reasonably designed to inform them of that change, and without limiting the manner in which Capitol may choose to make any public announcement, Capitol assumes no obligation to publish, advertise or otherwise communicate any public announcement of this type other than by making a release to the PR Newswire or some other similar national news service.

The Exchange Shall Occur Promptly After the Expiration Date (Page 36).

Upon the terms and subject to the conditions of the exchange offer, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, Capitol will accept for exchange, and will exchange, shares of PLCB common stock validly tendered and not properly withdrawn promptly after the expiration date.

Tendered Shares May be Withdrawn at Any Time Prior to the Exchange of Those Shares (Page 36).

Shares of PLCB common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date, unless Capitol previously accepted them pursuant to the exchange offer.

Shareholders Must Comply With the Procedure for Tendering Shares (Page 37).

For you to validly tender shares of PLCB common stock pursuant to the exchange offer:

•
Capitol must receive at one of its addresses set forth on the back cover of this prospectus (1) a properly completed and duly executed letter of transmittal, along with any required signature guarantees, and any other required documents, and (2) certificates for tendered shares of PLCB common stock before the expiration date; or

•	you must comply with the guaranteed delivery procedures set forth in "The Exchange Offer-Guaranteed Delivery" on page 37.

Your Rights as a Shareholder Will Change (page 50).

Your rights as a PLCB shareholder are determined by California's banking law and by PLCB's articles of incorporation and bylaws.  If you tender your shares of PLCB common stock, your rights as a Capitol shareholder will be determined by Michigan law relating to business corporations (not the banking law) and by Capitol's articles of incorporation and bylaws.  See "Comparison of Shareholder Rights".

Forward-Looking Statements May Prove Inaccurate (Page 22).

Capitol has made forward looking statements in this document, and in certain documents referred to in this prospectus, that are subject to risks and uncertainty.  Such statements include, but are not limited to: statements with respect to Capitol's plans, objectives, expectations and intentions and other statements that are not historical facts; and other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and other similar expressions.  These statements are based upon Capitol's current beliefs and expectations and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets;

•	adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

•	adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

•	adverse changes in real estate market conditions that could also negatively affect credit risk;

•	the possibility of increased competition for financial services in Capitol's markets;

•	fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

•	other factors described in "Risk Factors".

Additional factors that could cause Capitol's results to differ materially from those described in the forward-looking statements can be found in Capitol's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form l0-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC's website at http://www.sec.gov.  Capitol does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

        Notwithstanding any statement in this prospectus, Capitol acknowledges that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act and added by the Private Securities Litigation Reform Act of 1995, does not apply to forward–looking statements made in connection with the exchange offer.  The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference in this Prospectus, as applicable.  All future written and oral forward-looking statements attributable to Capitol, PLCB or any person acting on their respective behalf are expressly qualified by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and Capitol and PLCB cannot predict those events or their impact.  Capitol and PLCB assume no obligation to update any forward-looking statements after the date of this Prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

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SELECTED CONSOLIDATED FINANCIAL DATA OF CAPITOL BANCORP LIMITED

  The consolidated financial data below summarizes historical consolidated financial information for the periods indicated and should be read in conjunction with the financial statements and other information included in Capitol's Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference.  The consolidated financial data below for the interim periods indicated has been derived from, and should be read in conjunction with, Capitol's Quarterly Report on Form 10-Q for the period ended September 30, 2007, which is also incorporated herein by reference.  See "Where You Can Find More Information".  The interim results include all adjustments of a normal recurring nature that are, in the opinion of management, considered necessary for a fair presentation.  Interim results for the nine months ended September 30, 2007 are not necessarily indicative of results which may be expected in future periods, including the year ending December 31, 2007.  Because of the number of banks added throughout the period of Capitol's existence, and because of the differing ownership percentage of banks included in the consolidated amounts, historical operating results are of limited relevance in comparing financial performance and predicting Capitol's future operating results.

   Capitol's consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2006, 2005 and 2004 are incorporated herein by reference.  The selected financial data provided below as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 have been derived from Capitol's consolidated financial statements which are incorporated herein by reference.  Selected balance sheet data as of September 30, 2006 and December 31, 2004, 2003 and 2002 and results of operations data for the years ended December 31, 2003 and 2002 were derived from consolidated financial statements which are not incorporated in this prospectus.

   Under current accounting rules, generally, entities for which a controlling financial interest (usually a majority voting interest) is owned by another are consolidated or combined for financial reporting purposes.  This means that all of the assets and liabilities of subsidiaries (including PLCB) are included in Capitol's condensed consolidated balance sheet.  Capitol's consolidated net income, however, only includes its subsidiaries' (including PLCB) net income or net loss to the extent of its ownership percentage.  This means that when a newly formed bank or bank-development subsidiary incurs early start-up losses, Capitol will only reflect that loss based on its ownership percentage.  Conversely, when banks generate income, Capitol will only reflect that income based on its ownership percentage.

	Capitol Bancorp Limited

	As of and for the Nine		As of and for the
	Months Ended September 30		Years Ended December 31
	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands, except per share data)
Selected Results of Operations Data:
Interest income	$244,129	$204,375	$279,353	$224,439	$179,809	$164,416	$156,454
Interest expense	107,238	74,690	105,586	67,579	47,496	49,490	55,860
Net interest income	136,891	129,685	173,767	156,860	131,593	114,926	100,594
Provision for loan losses	15,812	8,712	12,156	10,960	12,708	9,861	12,676
Net interest income after provision
for loan losses	121,079	120,973	161,611	145,900	118,885	105,065	87,918
Noninterest income	18,539	15,472	21,532	21,048	19,252	20,087	14,982
Noninterest expense	128,511	102,556	137,804	117,289	97,787	86,952	76,538
Income before income tax expense and
minority interest	11,107	33,889	45,339	49,659	40,350	38,200	26,362
Income tax expense	4,696	12,129	15,463	19,232	14,699	14,035	9,314
Minority interest in net losses (income)
of consolidated subsidiaries	12,132	9,249	12,515	5,498	1,065	(785)	(395)
Net income	18,543	31,009	42,391	35,925	26,716	23,380	16,653

	Capitol Bancorp Limited
	As of and for the Nine Months Ended September 30
			As of and for the
			Years Ended December 31
	2007	2006	2006	2005	2004	2003	2002
	(dollars and shares in thousands, except per share data)
Per Share Data:
Net income per common share:
Basic	$ 1.10	$ 1.97	$ 2.69	$ 2.42	$ 1.88	$ 1.86	$ 1.64
Diluted	1.08	1.89	2.57	2.34	1.79	1.77	1.57
Cash dividends declared	0.75	0.70	0.95	0.72	0.65	0.51	0.44
Book value	22.56	20.40	21.73	19.13	17.00	15.60	13.72
Pro forma consolidated book value (1)	22.59	20.47	21.77	19.22	N/A	N/A	N/A
Dividend payout ratio	68.18%	35.53%	35.32%	29.75%	34.57%	27.42%	26.83%
Weighted average number of common shares outstanding	16,919	15,702	15,772	14,867	14,183	12,602	10,139

Selected Balance Sheet Data:
Total assets	$ 4,654,012	$3,855,633	$ 4,065,816	$3,475,721	$ 3,091,418	$ 2,737,062	$ 2,409,288
Investment securities	39,515	41,175	40,653	43,674	42,363	93,207	34,139
Portfolio loans	4,030,384	3,307,222	3,488,678	2,991,189	2,692,904	2,247,440	1,991,372
Allowance for loan losses	(52,851)	(45,174)	(45,414)	(40,559)	(37,572)	(31,404)	(28,953)
Deposits	3,673,950	3,114,206	3,258,485	2,785,259	2,510,072	2,288,664	2,062,072
Debt obligations:
Notes payable and short-term borrowings	259,885	175,370	191,154	175,729	172,534	92,774	93,398
Subordinated debentures	156,106	101,011	101,035	100,940	100,845	90,816	51,583
Total debt obligations	415,991	276,381	292,189	276,669	273,379	183,590	144,981
Minority interests in
consolidated subsidiaries	143,071	113,932	126,512	83,838	39,520	30,946	28,016
Stockholders' equity	390,466	327,791	361,879	301,866	252,159	218,897	160,037

Performance Ratios (2)
Return on average equity	6.48%	13.13%	12.94%	13.34%	11.25%	12.97%	13.33%
Return on average assets	0.57%	1.06%	1.12%	1.08%	0.91%	0.91%	0.75%
Net interest margin (fully taxable
equivalent)	4.53%	5.10%	4.94%	5.09%	4.81%	4.80%	4.80%
Efficiency ratio (3)	82.68%	70.65%	70.56%	65.93%	64.83%	64.40%	66.22%

Asset Quality:
Nonperforming loans (4)	$ 52,738	$ 29,907	$ 34,274	$ 26,732	$ 28,471	$ 26,872	$ 22,890
Allowance for loan losses to
nonperforming loans	100.21%	151.05%	132.50%	151.72%	131.97%	116.87%	126.49%
Allowance for loan losses to
portfolio loans	1.31%	1.37%	1.30%	1.36%	1.40%	1.40%	1.45%
Nonperforming loans to total
portfolio loans	1.31%	0.90%	0.98%	0.89%	1.06%	1.20%	1.15%
Net loan losses to average
portfolio loans	0.30%	0.17%	0.23%	0.28%	0.29%	0.35%	0.37%

Capital Ratios:
Average equity to average assets	8.79%	8.60%	8.63%	8.12%	8.06%	7.01%	5.59%
Tier 1 risk-based capital ratio	14.75%	14.38%	14.50%	14.25%	12.03%	12.25%	10.52%
Total risk-based capital ratio	16.04%	15.64%	15.75%	15.50%	13.91%	14.31%	11.77%
Leverage ratio	13.77%	13.17%	13.60%	12.91%	10.93%	11.03%	9.07%
_______________________

N/A—Not applicable
(1) Based on the estimated exchange ratio of .522785 shares of Capitol for each share of PLCB as discussed in this prospectus. The actual exchange ratio will be different.
(2) These ratios are annualized for the periods indicated.
(3) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(4) Nonperforming loans consist of loans on nonaccrual status and loans more than 90 days delinquent.

SELECTED FINANCIAL DATA OF POINT LOMA COMMUNITY BANK

   The financial data below summarizes historical financial information (in $1,000's, except per share data) for the periods indicated and should be read in conjunction with the audited and unaudited financial statements of PLCB attached to this prospectus.

	As of and for the Nine Months Ended September 30		As of and for Periods Ended December 31
Selected Results of Operations Data:	2007	2006	2006	2005	2004
Interest income	$2,921	$2,080	$2,904	$1,896	$201
Interest expense	851	387	582	294	26
Net interest income	2,070	1,693	2,322	1,602	175
Provision for loan losses	148	41	87	335	88
Net interest income after provision for loan losses	1,922	1,652	2,235	1,267	87
Noninterest income	150	235	281	165	12
Noninterest expense	1,949	1,790	2,391	2,135	1,163
Income (loss) before income taxes (benefit)	123	97	125	(703)	(1,064)
Income taxes (benefit)	54	34	(71)	(235)	(361)
Net income (loss)	69	63	196	(468)	(703)

Per Share Data:
Net income (loss) per common share	$0.09	$0.08	$0.25	$(0.58)	$(0.88)
Book value	8.87	8.61	8.78	8.54	9.12

Selected Balance Sheet Data:
Total assets	$58,945	$44,488	$43,715	$34,213	$20,857
Investment securities	166	126	128	67	--
Portfolio loans	47,144	34,608	38,018	29,759	8,590
Allowance for loan losses	(658)	(464)	(510)	(423)	(88)
Deposits	51,725	37,550	36,620	27,344	13,531
Stockholders' equity	7,094	6,892	7,025	6,829	7,297

Performance Ratios:
Return on average equity	1.30%	1.21%	2.84%	N/A	N/A
Return on average assets	0.18%	0.21%	0.50%	N/A	N/A
Net interest margin (fully taxable equivalent)	5.63%	6.03%	6.00%	5.17%	2.47%
Efficiency ratio (1)	87.81%	92.82%	91.86%	120.80%	622.69%

Asset Quality:
Allowance for loan losses to portfolio loans	1.40%	1.34%	1.34%	1.42%	1.02%

Capital Ratios:
Average equity to average assets	13.57%	17.44%	16.93%	21.15%	48.63%
Tier 1 risk-based capital ratio	12.51%	16.57%	15.47%	19.43%	54.91%
Total risk-based capital ratio	13.76%	17.78%	16.71%	20.68%	55.61%
Leverage ratio	11.52%	15.43%	14.57%	17.43%	37.98%

(1) Efficiency ratio is computed by dividing noninterest expense by the sum of net interest income and noninterest income.

SELECTED FINANCIAL DATA OF POINT LOMA COMMUNITY BANK, continued

	Quarterly Results of Operations
	Total for the period	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Nine Months ended September 30, 2007:
Interest income	$2,921		$1,051	$1,008	$862
Interest expense	851		311	320	220
Net interest income	2,070		740	688	642
Provision for loan losses	148		69	42	37
Net income	69		34	29	6
Net income per share	0.09		0.04	0.04	0.01

Year ended December 31, 2006:
Interest income	$2,904	$824	$735	$681	$664
Interest expense	582	195	149	133	105
Net interest income	2,322	629	586	548	559
Provision for loan losses	87	46	11	--	30
Net income	196	134	15	30	17
Net income per share (basic and diluted)	0.25	0.17	0.02	0.04	0.02

Year ended December 31, 2005:
Interest income	$1,896	$600	$571	$452	$273
Interest expense	294	87	87	76	44
Net interest income	1,602	513	484	376	229
Provision for loan losses	335	158	45	70	62
Net loss	(468)	(90)	(40)	(132)	(206)
Net loss per share	(0.58)	(0.11)	(0.05)	(0.16)	(0.26)

Period ended December 31, 2004:
Interest income	$201	$170	$31
Interest expense	26	22	4
Net interest income	175	148	27
Provision for loan losses	88	68	20
Net loss	(703)	(274)	(429)
Net loss per share	(0.88)	(0.34)	(0.54)

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RISK FACTORS

In deciding whether to tender your shares of PLCB common stock for exchange pursuant to the exchange offer, you should read carefully this prospectus and all other documents attached to or incorporated by reference into this prospectus.  You should, in particular, read and consider the following risk factors, as well as the other risks associated with each of the businesses of PLCB and Capitol, because these risks also will affect the combined businesses should the exchange offer be completed.  These other risks associated with the businesses of PLCB and Capitol can be found in Capitol's Annual Report on Form 10-K for the year ended December 31, 2006, and Capitol's documents filed subsequent thereto with the SEC and incorporated by reference into this prospectus.

         The shares of common stock that are being offered are not savings accounts or deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         Investing in Capitol's common stock will provide you with an equity ownership interest in Capitol.  As a Capitol shareholder, your investment may be impacted by risks inherent in its business.  You should carefully consider the following factors, as well as other information contained in this prospectus, before deciding to vote to exchange your PLCB common stock for Capitol's common stock.

This prospectus also contains certain forward-looking statements that involve risks and uncertainties.  These statements relate to Capitol's future plans, objectives, expectations and intentions.  These statements may be identified by the use of words such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," and similar expressions.  Actual results could differ materially from those discussed in these statements.  Factors that could contribute to these differences include those discussed below and elsewhere in this prospectus.

Inherent Conflicts of Interest in the Exchange Offer.

PLCB is already a majority-owned subsidiary of Capitol.  By virtue of the existing relationship between PLCB and Capitol, the proposed exchange offer presents inherent conflicts of interest.  For example, no other proposals are being considered and, if there were any, Capitol would likely vote its PLCB shares against any other proposals or fail to tender their shares in an exchange offer.  Capitol's proposal to value PLCB shares at 150% of the book value per share of PLCB as of September 30, 2007 in the exchange offer is based solely on its judgment in making such proposal.  Accordingly, the PLCB share value and related exchange ratio have not been determined absent the inherent conflicts of interest between Capitol and PLCB.  It is unknown what exchange ratio or PLCB share value, if any, that might be negotiated between PLCB and unaffiliated entities.  PLCB has obtained a fairness opinion by Donnelly Penman & Partners with respect to the tender offer.

Newly Formed Banks Are Likely to Incur Significant Operating Losses That Could Negatively Affect the Availability of Earnings to Support Future Growth.

Many of Capitol's bank subsidiaries are less than three years old and Capitol's oldest bank is twenty-five years old.  Capitol engaged in significant new bank development activity in 2007.  Newly formed banks are expected to incur operating losses in their early periods of operation because of an inability to generate sufficient net interest income to cover operating costs.  Newly formed banks may never become profitable.  Current accounting rules require immediate write-off, rather than capitalization, of start-up costs and, as a result, future newly formed banks are expected to report larger early period operating losses.  Those operating losses can be significant and can occur for longer periods than planned depending upon the ability to control operating expenses and generate net interest income, which could affect the availability of earnings retained to support future growth.

If Capitol is Unable to Manage its Growth, its Ability to Provide Quality Services to Customers Could Be Impaired and Cause its Customer and Employee Relations to Suffer.

Capitol has rapidly and significantly expanded its operations, engaged in significant new bank development activity in 2007 and anticipates that further expansion will be required to realize its growth strategy.  Capitol's rapid growth has placed significant demands on its management and other resources which, given its expected future growth rate, are likely to continue.  To manage future growth, Capitol will need to attract, hire and retain highly skilled and motivated officers and employees and improve existing systems and/or implement new systems for:

•	transaction processing;
•	operational and financial management; and
•	training, integrating and managing Capitol's growing employee base.

Favorable Environment for Formation of New Banks Could Change Adversely, Which Could Severely Limit Capitol's Expansion Opportunities.

Capitol's growth strategy includes the addition of new banks.  Thus far, Capitol has experienced favorable business conditions for the formation of its small, community and customer-focused banks.  Those favorable conditions could change suddenly or over an extended period of time.  A change in the availability of financial capital, human resources or general economic conditions could eliminate or severely limit expansion opportunities.  To the extent Capitol is unable to effectively attract personnel and deploy its capital in new or existing banks; this could adversely affect future asset growth, earnings and the value of Capitol's common stock.

Capitol's Banks' Small Size May Make it Difficult to Compete With Larger Institutions Because Capitol is Not Able to Compete With Large Banks in the Offering of Significantly Larger Loans.

Capitol endeavors to capitalize its newly formed banks with a moderate dollar amount permitted by regulatory agencies.  As a result, the legal lending limits of Capitol's banks severely constrain the size of loans that those banks can make.  In addition, many of the banks' competitors have significantly larger capitalization and, hence, an ability to make significantly larger loans.  The inability to offer larger loans limits the revenues that can be earned from interest amounts charged on larger loan balances.

        Capitol's banks are intended to be small in size.  Many operate from single locations.  They are small relative to the dynamic markets in which they operate.  Each of those markets has a variety of large and small competitors that have resources far beyond those of Capitol's banks.  While it is the intention of Capitol's banks to operate as niche players within their geographic markets, their continued existence is dependent upon being able to attract and retain loan customers in those large markets that are dominated by substantially larger regulated and unregulated financial institutions.

If Capitol Cannot Recruit Additional Highly Qualified Personnel, Capitol's Banks' Customer Service Could Suffer, Causing its Customer Base to Decline.

Capitol's strategy is also dependent upon its continuing ability to attract and retain other highly qualified personnel.  Competition for such employees among financial institutions is intense.  Availability of personnel with appropriate community banking experience varies.  If Capitol does not succeed in attracting new employees or retaining and motivating current and future employees, Capitol's business could suffer significantly.

Capitol and its Banks Operate in an Environment Highly Regulated by State and Federal Government; Changes in Federal and State Banking Laws and Regulations Could Have a Negative Impact on Capitol's Business.

        As a bank holding company, Capitol is regulated primarily by the Federal Reserve Board.  Capitol's current bank affiliates are regulated primarily by the state banking regulators, the FDIC, the Office of the Comptroller of the Currency (OCC), in the case of one national bank, and the Office of Thrift Supervision (OTS), in the case of several thrift institutions.

Federal and the various state laws and regulations govern numerous aspects of the banks' operations, including:

•	adequate capital and financial condition;
•	permissible types and amounts of extensions of credit and investments;
•	training, integrating and managing Capitol's growing employee base; and
•	restrictions on dividend payments.

Federal and state regulatory agencies have extensive discretion and power to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies.  Capitol and its banks also undergo periodic examinations by one or more regulatory agencies.  Following such examinations, Capitol may be required, among other things, to change its asset valuations or the amounts of required loan loss allowances or to restrict its operations.  Those actions would result from the regulators' judgments based on information available to them at the time of their examination.

The banks' operations are required to follow a wide variety of state and federal consumer protection and similar statutes and regulations.  Federal and state regulatory restrictions limit the manner in which Capitol and its banks may conduct business and obtain financing.  Those laws and regulations can and do change significantly from time to time and any such change could adversely affect Capitol.

Regulatory Action Could Severely Limit Future Expansion Plans.

To carry out some of its expansion plans, Capitol is required to obtain permission from the Federal Reserve Board.  Applications for the formation of new banks are submitted to the state and federal bank regulatory agencies for their approval.

While Capitol's prior experience with the regulatory application process has been favorable, the future climate for regulatory approval is impossible to predict.  Regulatory agencies could prohibit or otherwise significantly restrict the expansion plans of Capitol, its current bank subsidiaries and future new start-up banks.

The Banks' Allowances For Loan Losses May Prove Inadequate to Absorb Actual Loan Losses, Which May Adversely Impact Net Income or Increase Operating Losses.

Capitol believes that its consolidated allowance for loan losses is maintained at a level adequate to absorb inherent losses in the loan portfolios at the balance sheet date.  Management's estimates are used to determine the allowance and are based on historical loss experience, specific problem loans, value of underlying collateral and other relevant factors.  These estimates are subjective and their accuracy depends on the outcome of future events.  Actual future losses may differ from current estimates.  Depending on changes in economic, operating and other conditions, including changes in interest rates that are generally beyond Capitol's control, actual loan losses could increase significantly.  As a result, such losses could exceed current allowance estimates.  No assurance can be provided that the allowance will be sufficient to cover actual future loan losses should such losses be realized.

        Loan loss experience, which is helpful in estimating the requirements for the allowance for loan losses at any given balance sheet date, has been minimal at many of Capitol's banks.  Because many of Capitol's banks are young, they do not have seasoned loan portfolios, and it is likely that the ratio of the allowance for loan losses to total loans may need to be increased in future periods as the loan portfolios become more mature and loss experience evolves.  If it becomes necessary to increase the ratio of the allowance for loan losses to total loans, such increases would be accomplished through higher provisions for loan losses, which may adversely impact net income or increase operating losses.

        Widespread media reports of concerns about the health of the domestic economy have continued in 2007.  Capitol's loan losses in recent years have varied.  Further, levels of nonperforming loans have fluctuated and it is anticipated that levels of nonperforming loans and related loan losses may increase as economic conditions, locally and nationally, evolve.

         In addition, bank regulatory agencies, as an integral part of their supervisory functions, periodically review the adequacy of the allowance for loan losses.  Regulatory agencies may require Capitol or its banks to increase their provision for loan losses or to recognize further loan charge-offs based upon judgments different from those of management.  Any increase in the allowance required by regulatory agencies could have a negative impact on Capitol's operating results.

Capitol's Commercial Loan Concentration to Small Businesses and Collateralized by Commercial Real Estate Increases the Risk of Defaults by Borrowers and Substantial Credit Losses Could Result, Causing Shareholders to Lose Their Investment in Capitol's Common Stock.

   Capitol's banks make various types of loans, including commercial, consumer, residential mortgage and construction loans.  Capitol's strategy emphasizes lending to small businesses and other commercial enterprises.  Capitol typically uses commercial real estate as a source of collateral for many of its loans.  Recently, regulatory agencies have expressed concern with banks with large concentration in commercial real estate due to the recent downturn in the real estate market in certain areas of the country possibly leading to increased risk of credit loss and extended periods of sale.  Loans to small and medium-sized businesses are generally riskier than single-family mortgage loans.  Typically, the success of a small or medium-sized business depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business.  In addition, small and medium-sized businesses frequently have smaller market shares than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience substantial variations in operating results, any of which may impair a borrower's ability to repay a loan.  Substantial credit losses could result, causing shareholders to lose their entire investment in Capitol's common stock.

Actions by the Open Market Committee of the Federal Reserve Board (FRBOMC) May Adversely Affect Capitol's Net Interest Income.

Changes in Net Interest Income. Capitol's profitability is significantly dependent on net interest income.  Net interest income is the difference between interest income on interest-earning assets, such as loans, and interest expense on interest-bearing liabilities, such as deposits.  Therefore, any change in general market interest rates, whether as a result of changes in monetary policies of the Federal Reserve Board or otherwise, can have a significant effect on net interest income.  Capitol's assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristic of assets and liabilities.  As a result, changes in interest rates can affect net interest income in either a positive or negative way.

Recently, the Federal Reserve has decreased interest rates.  Future stability of interest rates and Federal Reserve Open Market Committee policy, which impact such rates, are uncertain.

Changes in the Yield Curve. Changes in the difference between short and long-term interest rates, commonly known as the yield curve, may also harm Capitol's business. For example, short-term deposits may be used to fund longer-term loans.  When differences between short-term and long-term interest rates shrink or disappear, the spread between rates paid on deposits and received on loans could narrow significantly, decreasing net interest income.

Existing Subsidiaries of Capitol May Need Additional Funds to Aid in Their Growth or To Meet Other Anticipated Needs Which Could Reduce Capitol's Funds Available For New Bank Development or Other Corporate Purposes.

         Future growth of existing banks may require additional capital infusions or other investment by Capitol to maintain compliance with regulatory capital requirements or to meet growth opportunities.  Such capital infusions could reduce funds available for development of new banks or other corporate purposes.

Capitol has Debt Securities Outstanding Which May Prohibit Future Cash Dividends on Capitol's Common Stock or Otherwise Adversely Affect Regulatory Capital Compliance.

Capitol has a credit facility with an unaffiliated bank under which borrowings of up to $25 million are permitted, subject to certain conditions.  In the event Capitol utilizes this facility, Capitol is reliant upon its bank subsidiaries' earnings and dividends to service this debt obligation which may be inadequate to service the obligations.  In the event of violation of the covenants relating to the credit facility, or due to failure to make timely payments of interest and debt principal, the lender may terminate the credit facility.  In addition, upon such occurrences, dividends on Capitol's common stock may be prohibited or Capitol may be otherwise unable to make future dividend payments or obtain replacement credit facilities.

Capitol also has several series of trust-preferred securities outstanding, with a liquidation amount totaling about $158.3 million, which are treated as capital for regulatory ratio compliance purposes.  Although these securities are viewed as capital for regulatory purposes, they are debt securities for financial reporting purposes which have numerous covenants and other provisions which, in the event of noncompliance, could have an adverse effect on Capitol.  For example, these securities permit Capitol to defer the periodic payment of interest for various periods, however, if such payments are deferred, Capitol is prohibited from paying cash dividends on its common stock during deferral periods and until deferred interest is paid.  Future payment of interest is dependent upon Capitol's bank subsidiaries' earnings and dividends which may be inadequate to service the obligations.  Continued classification of these securities as elements of capital for regulatory purposes is subject to future changes in regulatory rules and regulations and the actions of regulatory agencies, all of which is beyond the control or influence of Capitol.

Capitol's Stock Price Fluctuates, and Decreases in Capitol's Stock Price Will Adversely Affect the Value of the Consideration You Receive in the Exchange Offer.

The trading price of Capitol common stock has been and may continue to be subject to fluctuations, which will affect the value of the consideration you receive in the exchange offer.  As of November __, 2007, Capitol's 52-week high and low stock prices were $47.25 and $_____, respectively.  Capitol's stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable, and news reports relating to trends in Capitol's markets.  In addition, the stock market in general, and the market prices for financial service companies in particular, have experienced volatility that often has been unrelated to the operating performance of such companies.  These broad market and industry fluctuations may adversely affect the price of Capitol stock, regardless of its operating performance.

The value of the stock you receive will fluctuate based on changes in the price of Capitol common stock.  If you elect to tender your shares of PLCB stock pursuant to the exchange offer, Capitol will calculate the consideration that you will receive for each share of PLCB exchanged in the exchange offer by reference to the average closing price of Capitol’s common stock over a 30 trading-day period ending two trading days prior to the expiration date.  Fluctuations in Capitol's common stock price will affect the 30-day average price and, therefore, affect the per share consideration that is determined for purposes of the exchange offer.

Capitol's Bank Subsidiaries Have Decentralized Management Which Could Have a Negative Impact on the Rate of Growth and Profitability of Capitol and its Bank Subsidiaries.

         Capitol's bank subsidiaries have independent boards of directors and management teams.  This decentralized structure gives the banks control over the day-to-day management of the institution, including credit decisions, the selection of personnel, the pricing of loans and deposits, marketing decisions and the strategy in handling problem loans.  This decentralized structure may impact Capitol's ability to uniformly implement corporate or enterprise-wide strategy at the bank level.  It may slow Capitol's ability to react to changes in strategic direction due to outside factors such as rate changes and changing economic conditions.  This decentralized structure may cause additional management time to be spent on internal issues and could negatively impact the growth and profitability of the banks individually and the holding company.

Unless All of the Conditions to the Exchange Offer Are Either Waived by Capitol, to the Extent Possible, or Satisfied Prior to the Expiration of the Exchange Offer, the Exchange Offer May Be Taxable to PLCB Shareholders or Will Not Be Consummated.

The exchange offer is subject to a number of conditions, all of which must either be waived by Capitol, to the extent possible, or satisfied prior to the expiration of the exchange offer.  Because it is uncertain as to whether all the conditions will be satisfied or waived by Capitol, there is no guarantee that Capitol will consummate the exchange offer.  These conditions include, without limitation, that:

•	not less than 80% of the outstanding shares of PLCB on a fully-diluted basis are tendered;

•	Capitol receives all required regulatory approvals; and

•	no order or decree by any court or agency of competent jurisdiction preventing the completion of the exchange offer be in effect.

See "The Exchange Offer-Conditions to the Exchange Offer" beginning on page 40.  Capitol will not be required to accept for exchange or exchange any shares of PLCB common stock if, at the expiration date of the exchange offer, the conditions have not been satisfied or have been waived by Capitol.  All of the exchange offer conditions are solely for Capitol's benefit and Capitol may assert them regardless of the circumstances giving rise to any of the conditions (including any action or inaction by Capitol).  The determination as to whether any condition has been satisfied will be in Capitol's reasonable judgment and will be final and binding on all parties.  The waiver of certain conditions, such as the minimum tender condition, may result in the exchange offer being deemed to be a taxable transaction to the PLCB shareholders.

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RECENT DEVELOPMENTS

         On January 10, 2007, Capitol opened Bank of Tacoma in Tacoma, Washington.  Bank of Tacoma is Capitol's third bank in Washington.

         On February 27, 2007, Capitol opened Sunrise Community Bank in Palm Desert, California.  Sunrise Community Bank is Capitol's seventh bank in California.

         On May 4, 2007, Capitol opened Larimer Bank of Commerce in Fort Collins, Colorado.  Larimer Bank of Commerce is Capitol's second bank in Colorado.

         On July 16, 2007, Capitol opened Issaquah Community Bank in Issaquah, Washington.  Issaquah Community Bank is Capitol's fourth bank in Washington.

         On July 31, 2007, Capitol opened USNY Bank in Geneva, New York.  USNY Bank is Capitol's first bank in New York.

         On September 26, 2007, Capitol opened High Desert Bank in Bend, Oregon.  High Desert Bank is Capitol's first bank in Oregon.

         On October 5, 2007, Capitol opened Loveland Bank of Commerce in Loveland, Colorado.  Loveland Bank of Commerce is Capitol's third bank in Colorado.

         On November 6, 2007, Capitol opened Bank of Feather River in Yuba City, California.  Bank of Feather River is Capitol's eighth bank in California.

         Each of the recently-opened banks in 2007 is majority-owned by Capitol or its bank development subsidiaries.

         On October 25, 2007, Capitol announced its 61st consecutive quarterly dividend, payable December 3, 2007 to shareholders of record as of November 8, 2007 in the amount of $0.25 per common share.

         As of November __, 2007, applications were pending and in various stages of organization for several de novo banks in the states of Arizona, Colorado, Missouri, Nebraska, North Carolina, Oklahoma and Texas.

        Bank development efforts are currently under consideration in several states including pre-development exploratory discussions, lease and employment negotiations and preparation of preliminary regulatory applications for formation and/or acquisition of community banks.

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CAPITALIZATION

The table presented below shows Capitol's actual total capitalization as of September 30, 2007 and the proposed exchange of Capitol's common stock for PLCB's common stock as described in this prospectus.

	As of September 30, 2007
	(dollars in thousands, except per share data)
	Actual	As Adjusted for the Proposed PLCB Exchange Offer(4)

D Debt obligations:
Notes payable and short-term borrowings	$259,885	$259,885
Subordinated debentures	156,106	156,106
Total debt obligations	$415,991	$415,991

Minority interests in consolidated subsidiaries	$143,071	$139,595

Stockholders' equity(1):
Common stock, no par value; 50,000,000 shares authorized; issued, and outstanding:
Actual – 17,310,409 shares	$272,078
As adjusted for the proposed PLCB Exchange Offer – 17,515,341 shares(4)		$277,292
Retained earnings	118,455	118,455
Market value adjustment for available-for-sale securities (net of tax effect) (accumulated other comprehensive income)	(67)	(67)
Total stockholders' equity	$390,466	$395,680

Book value per share of common stock	$22.56	$22.59

Total capitalization(2)	$533,537	$535,275

Total capital funds(3)	$689,643	$691,381

Capital ratios:
Stockholders' equity to total assets	8.39%	8.50%

Total capitalization to total assets	11.46%	11.50%

Total capital funds to total assets	14.82%	14.85%

(1)	Does not include approximately 2.5 million shares of common stock issuable upon exercise of outstanding stock options.
(2)	Total capitalization includes stockholders' equity and minority interests in consolidated subsidiaries.
(3)	Total capital funds include stockholders' equity, minority interests in consolidated subsidiaries and subordinated debentures.
(4)
Assumes issuance of 204,932 shares of Capitol common stock upon completion of the proposed PLCB exchange offer.  Estimated exchange ratio is based on Capitol share value of $25.443158, the average of the closing prices of Capitol's common stock for the month of September 2007 and $13.301299, 150% of the per share value of PLCB common stock as of September 30, 2007.  Does not assume exercise of PLCB's outstanding stock options.  See "Unaudited Pro Forma Consolidated Financial Information".  The actual exchange ratio will be different.

DIVIDENDS AND MARKET FOR COMMON STOCK

         Capitol's common stock is listed on the New York Stock Exchange under the symbol "CBC".  The following table shows the high and low sale prices per share of common stock as reported on the New York Stock Exchange, for the periods indicated, and the quarterly cash dividends paid by Capitol during those periods.  The table reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.  The last reported sale price of Capitol's common stock was $_____ on November __, 2007.

			Cash Dividends
2005	High	Low	Paid
Quarter ended March 31	$35.82	$29.30	$0.17
Quarter ended June 30	34.00	28.75	0.18
Quarter ended September 30	36.96	31.25	0.18
Quarter ended December 31	38.93	29.10	0.19

2006
Quarter ended March 31	47.22	36.74	0.20
Quarter ended June 30	47.16	37.84	0.25
Quarter ended September 30	46.00	36.89	0.25
Quarter ended December 31	47.49	44.12	0.25

2007
Quarter ended March 31	47.06	36.81	0.25
Quarter ended June 30	37.60	27.06	0.25
Quarter ended September 30	27.86	20.00	0.25
Quarter ended December 31 (through November __, 2007)	_______	_______

As of September 30, 2007, there were 3,450 beneficial holders of Capitol's common stock based on information supplied by its stock transfer agent and other sources.

Holders of Capitol common stock are entitled to receive dividends when, as and if declared by Capitol's Board of Directors out of funds legally available.  Although Capitol has paid dividends on its common stock for the preceding five years, there is no assurance that dividends will be paid in the future.  The declaration and payment of dividends on Capitol's common stock depends upon the earnings and financial condition of Capitol, liquidity and capital requirements, the general economic and regulatory climate, Capitol's ability to service obligations senior to its common stock and other factors deemed relevant by Capitol's Board of Directors.  Regulatory authorities impose limitations on the ability of subsidiary banks to pay dividends to Capitol and the ability of Capitol to pay dividends to its shareholders.

There is no market for PLCB's common stock.  Any transfers of PLCB's common stock have been made privately and are not reported.  PLCB has never paid a dividend on its common stock.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Capitol has made forward-looking statements in this document, and in certain documents referred to in this document, that are subject to risks and uncertainty.  Such statements include, but are not limited to, (i) statements with respect to Capitol's plans, objectives, expectations and intentions and other statements that are not historical facts; and (ii) other statements identified by words such as "believes", "expects", "anticipates", "estimates", "intends", "plans", "targets", "projects" and other similar expressions.  These statements are based upon Capitol's current beliefs and expectations and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the results of management's efforts to implement Capitol's business strategy including planned expansion into new markets;

•	adverse changes in the banks' loan portfolios and the resulting credit risk-related losses and expenses;

•	adverse changes in the economy of the banks' market areas that could increase credit-related losses and expenses;

•	adverse changes in real estate market conditions that could also negatively affect credit risk;

•	the possibility of increased competition for financial services in Capitol's markets;

•	fluctuations in interest rates and market prices, which could negatively affect net interest margins, asset valuations and expense expectations; and

•	other factors described in "Risk Factors".

Additional factors that could cause Capitol's results to differ materially from those described in the forward-looking statements can be found in Capitol's reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form l0-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC's website (http://www.sec.gov).  Capitol does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

Notwithstanding any statement in this prospectus, Capitol acknowledges that the safe harbor for forward-looking statements under Section 27A of the Securities Act and Section 21E of the Exchange Act and added by the Private Securities Litigation Reform Act of 1995, does not apply to forward –looking statements made in connection with the exchange offer.  The forward-looking statements included and incorporated by reference in this document are only made as of the date of this document or the respective documents incorporated by reference in this Prospectus, as applicable.  All future written and oral forward-looking statements attributable to Capitol, PLCB or any person acting on their respective behalf are expressly qualified by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and Capitol and PLCB cannot predict those events or their impact.  Capitol and PLCB assume no obligation to update any forward-looking statements after the date of this Prospectus as a result of new information, future events or developments, except as required by the federal securities laws.

INFORMATION ABOUT CAPITOL

In addition to this prospectus, a copy of the following documents which are incorporated by reference can be found at www.capitolbancorp.com and are also available at www.sec.gov:

-	Report on Form 8-K filed October 25, 2007
-	Report on Form 8-K filed October 18, 2007
-	Report on Form 8-K filed August 6, 2007
-	Report on Form 8-K filed July 26, 2007
-	Report on Form 8-K filed July 19, 2007
-	Report on Form 8-K filed July 9, 2007
-	Report on Form 8-K filed May 2, 2007
-	Report on Form 8-K filed April 24, 2007
-	Report on Form 8-K filed April 20, 2007
-	Report on Form 8-K filed February 7, 2007
-	Report on Form 8-K filed February 1, 2007
-	Report on Form 8-K filed January 26, 2007
-	Report on Form 10-Q for period ended September 30, 2007
-	Report on Form 10-Q for period ended June 30, 2007
-	Report on Form 10-Q for period ended March 31, 2007
-	Annual Report to Shareholders for year ended December 31, 2006
-	Annual Report on Form 10-K for year ended December 31, 2006
-	Proxy statement for Capitol's Annual Meeting of Shareholders held on April 25, 2007

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INFORMATION ABOUT POINT LOMA COMMUNITY BANK

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Management's discussion and analysis of financial condition and results of operations for the periods ended September 30, 2007 and 2006 and December 31, 2006 and 2005 are included in this prospectus as part of Annex B.

Financial Statements

Audited financial statements of PLCB as of December 31, 2006 and 2005 and for the periods ended December 31, 2006, 2005 and 2004 are included in this prospectus as part of Annex B.  Unaudited interim financial statements of PLCB as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 are included in this prospectus as part of Annex B.

Executive Officers and Directors of PLCB

The directors of PLCB are as follows:

Director Name	Age	Director Since	Present Principal Occupation, Business Experience, and Certain Other Information

Scott R. Andrews	50	2004	President, California Region, Capitol Bancorp Limited
Gregg W. Beaty	48	2004	Owner, Gregg W. Beaty, DMD
Tony D. Calabrese	50	2004	President, Point Loma Community Bank
Maurice P. Correia	49	2006	CPA, Correia & Associates
Arthur DeFever	88	2004	President, DeFever Marine Enterprises
William T. Fiedler	52	2004	President, Fieldler Construction Company
Harold O. Grafton	65	2004	President, Cement Cutting, Inc.
Theodore Griffith	59	2004	President, Pacific Tugboat Service & Pearson Marine Fuel
Marcia Haas	72	2004	Owner & Managing Partner, Aristocrat Apartments
John S. Lewis	54	2004	President, Western Regions, Capitol Bancorp Limited
Julius S. Paeske, Jr.	59	2004	President, Commercial Facilities, Inc.
Richard D. Thorn	55	2006	Owner, Ward & Thorn, A PLC
Mark A. Winkler	46	2004	Associate Broker, Prudential Realty

The executive officers of PLCB are as follows:

Name	Age	Position	Business Experience
Tony D. Calabrese	50	President
Mr. Calabrese is a native San Diegan who has spent 28 years in the banking industry thus far.  His position, prior to joining PLCB, was Vice President and Retail Market Manager for US Bank.  Prior to the buyout by US Bank he spent five years as Vice President and Senior Manager for Peninsula Bank managing both the Point Loma and Loma Portal Offices.  Mr. Calabrese worked for San Diego Trust & Savings Bank for nineteen years, four of those, at the Point Loma Office before San Diego Trust & Savings Bank was acquired by First Interstate Bank.

Mr. Calabrese is an active member and past president of the Point Loma Rotary Club, Board member and past president of The United Portuguese S.E.S., and has served as a board member, volunteer or held officer positions in The Rotary Club of Point Loma, The Peninsula YMCA, Point Loma Association, Peninsula Chamber of Commerce, Cabrillo Civic Club, The Parkinson Disease Association of San Diego, The Combined Health Agencies and The Portuguese Historical Center.

Gary Housman	52	Executive Vice President; Chief Credit Officer
Gary Housman, EVP/CCO – Mr. Housman has 32 years of commercial and real estate lending experience.  He came to PLCB from U.S. Bank, where he was a Senior Vice President/Manager for its Commercial Banking Group, in San Diego.  Mr. Housman began his career in 1975 with Security Pacific Bank before leaving to take on various assignments with local community banks.  In 1986, Mr. Housman joined Imperial Bank and helped build an Asset Based Lending Group up to 120MM in total assets.  In 1992, Mr. Housman left Imperial Bank and moved to San Diego to head up the Asset Based Lending Group for San Diego Trust and Savings Bank.  Over the past 15 years Mr. Housman has broadened his commercial and real estate lending expertise, while working at First Interstate Bank, Tokai and Manufactures Bank.  Mr. Housman's commercial lending skills, experience and knowledge have helped Point Loma Community Bank develop a commercial loan portfolio of quality earning assets.

Summary Compensation Table

The following table shows cash and certain other compensation paid to, received or deferred by Tony D. Calabrese and Gary Housman for services in all capacities during the years indicated.  No other current executive officers of PLCB received compensation for 2006 that exceeded $100,000.

Summary Compensation Table
	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options	All Other Compensation (1)

Tony D. Calabrese, President	2006 2005 2004	$173,040 $166,800 $64,938	$0 $0 $0	$3,480 $1,691 $6	-0- -0- -0-	$0 $0 $0
Gary Housman, EVP and Chief Credit Officer	2006 2005 2004	$136,600 $134,600 $65,858	$1,000 $0 $0	$4,117 $4,061 $9	-0- -0- -0-	$0 $0 $0
            (1)           Includes taxable benefit on group term insurance, automobile allowance and 401(k) matching contributions.

Option Grants in Last Fiscal Year

         There were no option grants in 2006 and 2007.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         There were no option exercises in 2006 and 2007.

Audit Committee

The Audit/ALCO/Investment Committee assists the board in fulfilling its responsibility to shareholders to assure the quality and integrity of PLCB's financial reports and accounting and reporting practices.  The committee provides oversight and review of internal and external audits and risk management reviews.  Members of the committee must not be an employee or have any relationship with PLCB that would interfere with the director's independence from management and PLCB.  The committee is comprised of Mr. Winkler, Mr. Grafton and Mr. Fiedler.

Compensation of Directors

Members of PLCB's board of directors did not receive any compensation for service on the board or its committees in 2006.

The directors are eligible to receive stock options under Point Loma Community Bank's 2004 Stock Option Plan.  No stock options were granted to directors in 2006 and 2007.

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Securities Ownership of Certain Beneficial Owners and Management of PLCB

           As of September 30, 2007, PLCB had 800,000 shares of its common stock outstanding, which were held by 195 holders of record.

           Except as otherwise set forth below, the following table sets forth information as of September 30, 2007, with respect to the number of shares of common stock owned by (i) each person known by Capitol to be a beneficial owner of more than 5% of PLCB's common stock, (ii) each of PLCB's Directors, (iii) each of PLCB's executive officers and (iv) all of PLCB's Directors and executive officers as a group.

	Amount and Nature of Beneficial Owner of PLCB Common Stock (1) (2)

Name and Address of Beneficial Owner	Sole Voting or Dispositive Power(4)	Shared Voting or Dispositive Power (3)	Total Beneficial Ownership (4)	Percent of Class (4)
Capitol Bancorp Limited Capitol Bancorp Center 200 Washington Square North, 4th Floor Lansing, Michigan 48933	408,000	--	408,000	51.00%
Point Loma Community Bank's Directors and Executive Officers:
Scott R. Andrews	21,281	--	21,281	2.60%
Gregg W. Beaty	--	15,000	15,000	1.88
Tony D. Calabrese	20,000	--	20,000	2.44
Maurice P. Correia	--	--	--	--
Arthur DeFever	--	22,500	22,500	2.81
William T. Fiedler	--	5,000	5,000	0.63
Harold O. Grafton	5,000	--	5,000	0.63
Theodore Griffith	--	5,000	5,000	0.63
Marcia Haas	5,000	--	5,000	0.63
Gary Housman	10,081	--	10,081	1.25
John S. Lewis	20,000	1,000	21,000	2.56
Julius S. Paeske, Jr.	--	5,000	5,000	0.63
Richard D. Thorn	1,000	1,000	2,000	0.25
Mark A. Winkler	5,000	--	5,000	0.63
Total of Point Loma Community Bank shares held by Point Loma Community Bank's Directors and Executive Officers	87,362	54,500	141,862	16.35%

(1)	The information shown in this table is based upon information known by Capitol or otherwise furnished to Capitol by the individuals named in the table as of September 30, 2007.

(2)
The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that under applicable regulations are considered to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by PLCB are not included unless otherwise indicated.  PLCB and the directors and officers of PLCB disclaim beneficial ownership of shares held by PLCB in fiduciary capacities.

(3)
These numbers include shares as to which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses and minor children over whom the listed person may have influence by reason of relationship.  Shares held in fiduciary capacities by PLCB are not included unless otherwise indicated.  The directors and officers of PLCB, by reason of their positions, may be in a position to influence the voting or disposition of shares held in trust by PLCB to some degree, but disclaim beneficial ownership of these shares.

(4)
These numbers include shares of PLCB common stock that may be acquired through the exercise of stock options within 60 days.  Not all individuals listed above have stock options.  The number of shares subject to stock options that may be exercised within 60 days after September 30, 2007 is 72,500.  Some of the 72,500 shares subject to stock options are held by individuals not on the table above.

Equity Compensation Plan Information

The following table summarizes certain information about equity compensation plans of Point Loma Community Bank as of September 30, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	--		--

Equity compensation plans not approved by security holders	72,500	$10.00	--

Total	72,500	$10.00	--

Certain Relationships and Related Transactions

Directors and officers of PLCB and their associates were customers of, and had transactions with, PLCB in the ordinary course of business since PLCB's inception.  All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

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PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

            PLCB is already included in Capitol's consolidated financial statements.  Unaudited pro forma consolidated financial information follow, adjusted for the proposed PLCB exchange offer, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred at the beginning of 2007 and 2006 and does not give effect to any other share exchange transactions or proposals regarding other bank affiliates of Capitol.  The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information.  The unaudited pro forma results of operations for the periods presented are not necessarily indicative of results for any subsequent period thereafter.  The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the exchange offer.

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Unaudited Pro Forma Condensed Consolidated Balance Sheet
Capitol Bancorp Ltd. And Subsidiaries
September 30, 2007

(in $1,000s, except share and per-share data)
		Pro Forma		Pro Forma
		Adjustments		Amounts
	Historical	Regarding		After
	Amounts	Proposed		Proposed
	As Reported	Share Exchange		Share Exchange

ASSETS

Cash and cash equivalents	$382,915			$382,915
Loans held for sale	25,980			25,980
Investment securities	39,515			39,515
Portfolio loans	4,030,384			4,030,384
Less allowance for loan losses	(52,851)			(52,851)
Net portfolio loans	3,977,533			3,977,533
Premises and equipment, net	57,802			57,802
Goodwill and other intangibles	70,859	$1,738	A	72,597
Other assets	99,408			99,408

TOTAL ASSETS	$4,654,012	$1,738		$4,655,750

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits	$3,673,950			$3,673,950
Debt obligations	415,991			415,991
Other liabilities	30,534			30,534
Total liabilities	4,120,475	-		4,120,475

Minority interests in consolidated subsidiaries	143,071	$(3,476)	B	139,595

Stockholders' equity:
Common stock	272,078	5,214	C	277,292
Retained earnings	118,455			118,455
Other, net	(67)			(67)
Total stockholders' equity	390,466	5,214		395,680

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,654,012	$1,738		$4,655,750

Number of common shares issued and outstanding	17,310,409	204,932		17,515,341

Book value per Capitol share	$22.56			$22.59

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet:

A--Goodwill arising from proposed share exchange. Based on current estimates, there are no material identifiable intangible assets regarding the proposed share exchange. The net carrying values of Point Loma Community Bank's assets and liabilities approximate fair value. No core deposit intangible asset has been estimated due to the brief period of the entity's operation and, as such, any core deposit intangible would be immaterial.

B--Elimination of minority interests associated with Point Loma Community Bank's shareholders other than Capitol.

C--Estimated net proceeds applicable to proposed share exchange with Point Loma Community Bank's shareholders other than
Capitol based on estimated number of Capitol shares to be issued (204,932 at $25.443158 per share). The actual number of shares to be issued will be different.

Unaudited Pro Forma Condensed Consolidated Statements of Operations
Capitol Bancorp Ltd. And Subsidiaries

(in $1,000s, except share and per-share data)
	Nine Months Ended September 30, 2007				Year Ended December 31, 2006
	Historical	Pro Forma		Pro Forma	Historical	Pro Forma		Pro Forma
	Amounts	Adjustments		Amounts	Amounts	Adjustments		Amounts
Interest income	$244,129			$244,129	$279,353			$279,353
Interest expense	107,238			107,238	105,586			105,586
Net interest income	136,891			136,891	173,767			173,767
Provision for loan losses	15,812			15,812	12,156			12,156
Net interest income after provision for loan losses	121,079			121,079	161,611			161,611
Noninterest income	18,539			18,539	21,532			21,532
Noninterest expense	128,511			128,511	137,804			137,804
Income before income taxes and minority interest	11,107			11,107	45,339			45,339
Income taxes	4,696			4,696	15,463			15,463
Income before minority interest	6,411			6,411	29,876			29,876
Minority interest in net losses of
consolidated subsidiaries	12,132	$34	A	12,166	12,515	$96	A	12,611

NET INCOME	$18,543	$34		$18,577	$42,391	$96		$42,487

NET INCOME PER SHARE:
Basic	$1.10			$1.08	$2.69			$2.66
Diluted	$1.08			$1.07	$2.57			$2.55

Elements of net income per share computations (in 1,000s):
Average number of common shares outstanding
for purposes of computing basic net income per
share--denominator for basic net income per share	16,919	205	B	17,124	15,772	205	B	15,977
Effect of dilutive securities--stock options and unvested
restricted shares	277			277	709			709
Average number of common shares and dilutive securities
for purposes of computing diluted net income per share--
denominator for diluted net income per share	17,196	205		17,401	16,481	205		16,686

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations:

A--Amount represents effect on operating results attributable to minority interest due to proposed share exchange regarding Point Loma Community Bank.

B--Assumes issuance of an estimated 0.522785 shares of Capitol common stock in the proposed share exchange described in Note A above. The actual number of shares to be issued will be different.

COMPARATIVE HISTORICAL, PRO FORMA AND PRO FORMA EQUIVALENT PER SHARE INFORMATION

The following table, which should be read in conjunction with the unaudited pro forma condensed consolidated balance sheet, pro forma condensed statement of operations and related notes to the pro forma financial statements, which appear elsewhere herein, summarizes per share information for the dates and periods presented:

	As of and for the Nine Months Ended September 30, 2007	As of and for the Year Ended December 31, 2006

Capitol common stock:
Net income per share:
Basic:
Historical	$1.10	$2.69
Pro forma consolidated(1)	1.08	2.66
Diluted:
Historical	1.08	2.57
Pro forma consolidated(1)	1.07	2.55
Cash dividends per share:
Historical	0.75	0.95
Pro forma consolidated(2)	0.75	0.95
Book value per share at end of period:
Historical	22.56
Pro forma consolidated(1)	$22.59

PLCB common stock:
Net income per share:
Basic:
Historical	$0.09	$0.25
Pro forma equivalent(3)	0.56	1.39
Diluted:
Historical	0.09	0.25
Pro forma equivalent(3)	0.56	1.33
Cash dividends per share:
Historical	--	--
Pro forma equivalent(3)	0.39	0.50
Book value per share at end of period:
Historical	8.87
Pro forma equivalent(3)	$11.81

1—Assumes completion of proposed PLCB exchange offer and excludes the pro forma effect of other share exchange transactions or proposals of Capitol (see "Recent Developments" page 19).

          2—The Capitol pro forma consolidated dividends per share represent historical dividends per share.

3—The PLCB pro forma equivalent per share amounts are calculated by multiplying Capitol pro forma consolidated per share amounts by the estimated exchange ratio of .522785.  The proposed estimated exchange ratio is based on the average of the closing prices of Capitol's common stock for the month of September 2007 and 150% of PLCB's share value as of September 30, 2007.  The actual exchange ratio will be different.

BACKGROUND OF THE EXCHANGE OFFER

Background of the Exchange

The concept of a potential share exchange transaction with Capitol has been discussed informally from time to time from the beginning of PLCB's operations.  The objectives of the potential exchange would be to enable shareholders of PLCB to achieve liquidity in their investment, a reasonable return on their investment in the form of a 'premium' and to accomplish such an exchange on a tax-free basis.  Without the exchange offer, shareholders of PLCB will continue to hold PLCB stock which has no market, no near-term prospects of dividends and is illiquid.

To Capitol's knowledge, PLCB's Board of Directors has not solicited or received any other proposals for the potential exchange or sale of shares of PLCB's common stock which are not owned by Capitol.  If other proposals were under consideration for sale or exchange of PLCB's shares to an entity other than Capitol, it is likely that Capitol would not vote its shares of PLCB in favor of or tender its shares in response to any other proposals regarding a share exchange or sale of the minority interest in PLCB with another party.  Further, Capitol currently has no intentions of selling its interest in PLCB.

Capitol based its proposal on its prior transactions, whereby it has acquired the minority interest in banks it controls.  In those prior transactions, Capitol has offered those minority shareholders an opportunity to exchange their bank shares for Capitol common stock on or about the 36th month of the bank's operations.  Although Capitol is under no contractual obligation to make such an offer to acquire the interests in any of its present bank subsidiaries, it has made this proposal to PLCB's shareholders consistent with its informal discussions with PLCB's Board.  As in other exchange transactions, Capitol based its proposal at some premium over the book value of the bank's common stock.  However, Capitol's determination of the share value of PLCB, for purposes of the proposed exchange offer, is solely based on its arbitrary valuation as offered by Capitol.

Capitol's Reasons for the Exchange

        Capitol is offering to exchange shares of PLCB with shares of its common stock because it has been Capitol's practice to provide a liquidity opportunity to the minority shareholders of its affiliate banks after approximately three years of operation.  This was disclosed to the minority shareholders in the offering circular at the time they made their original investment.  Capitol desires to have PLCB as a wholly-owned subsidiary so that it may include more of PLCB's net income in its consolidated reports of operations (rather than the 51% currently reported) as PLCB's net income grows in future periods.

        Capitol believes that PLCB's profitability will increase.  As noted elsewhere in this prospectus, while PLCB's assets are reported as part of Capitol's assets for purposes of its consolidated financial statements, PLCB's income is attributed to Capitol only in the percentage which Capitol owns of PLCB common stock.  Capitol desires to acquire the remainder of PLCB's common stock so that Capitol can include 100% of PLCB's income in Capitol's consolidated income statement.

PLCB's Reasons for the Exchange

        PLCB's reasons for the share exchange are that the shareholders of PLCB will be best served by the share exchange in order to maximize their shareholder value and to provide them:

•	better protection through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of a single bank.

•
the PLCB shareholders will receive publicly traded shares, providing them liquidity as opposed to the PLCB common stock for which there is no public market.  PLCB shareholders who choose to do so may continue to hold the Capitol stock they receive in the share exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax.

Certain Considerations for PLCB Shareholders

In determining whether to accept the proposed exchange offer shareholders should consider:

•	no other exchange proposals will likely be offered either by Capitol or unaffiliated parties;

•	better protection will be realized through diversification geographically and by customer base through Capitol's subsidiary banks rather than dependence upon the resources of a single bank subsidiary;

•
PLCB shareholders will receive publicly-traded shares, providing them liquidity as opposed to PLCB's common stock for which there is no public market and where none is expected to develop.  PLCB shareholders who choose to do so may continue to hold the Capitol stock they receive in the exchange without being forced to have their investment reduced by the immediate recognition of a capital gains tax;

•	Capitol and its affiliates already have a controlling interest in PLCB;

•	there is no assurance Capitol would ever repeat or improve its exchange offer proposal at any time in the future; and

•
that absent any potential alternatives other than accepting Capitol's proposal could result in PLCB's minority shareholders having no future opportunities to exchange, sell or otherwise dispose of their PLCB shares.

THE EXCHANGE OFFER

General

Capitol is making the exchange offer in order to acquire the equity interest in PLCB not already owned by Capitol.

Capitol's obligation to exchange the consideration described in this prospectus for shares of PLCB common stock pursuant to the exchange offer is subject to the conditions referred to under "Conditions to the Exchange Offer" beginning on page 40.

Transfer taxes on the exchange of PLCB common stock pursuant to Capitol's exchange offer will be paid by Capitol or another party on its behalf unless Capitol discloses otherwise in the instructions to the letter of transmittal.

Currently, Capitol is not offering, as part of the exchange offer, to purchase any PLCB stock options outstanding and tenders of PLCB stock options will not be accepted.  Holders of exercisable PLCB stock options who wish to participate in the exchange offer must first exercise their stock options and purchase shares of PLCB common stock and then tender the shares under the exchange offer.  In addition, Capitol does not anticipate converting stock options to purchase PLCB common stock into options to purchase Capitol common stock.  If you hold any options to purchase PLCB common stock pursuant to the Point Loma Community Bank 2004 Stock Option Plan, the terms of that plan will govern whether any unvested options will become exercisable prior to the consummation of the exchange offer.

Consideration to be Received

If you elect to receive Capitol common stock in the exchange offer, Capitol will determine the per share consideration you are entitled to receive according to an exchange ratio.  The exchange ratio is calculated by dividing the pro forma PLCB common stock share value by the Capitol common stock share value.

        At September 30, 2007, the book value per share of PLCB was approximately $8.867533.  The book value of PLCB common stock per share as of September 30, 2007 multiplied by 150% is $13.301299, the PLCB share value for purposes of the estimated exchange ratio.

        The Capitol share value will be based upon the average closing price of Capitol’s common stock over a 30 trading day period ending two trading days prior to the close of the exchange offer.  However, Capitol's stock price may fluctuate and the consideration you receive may fluctuate and may not equal the estimated per share consideration described herein if the stock price does not equal the average of the closing price for the month ended September 30, 2007.  The closing price of Capitol's common stock on November __, 2007, was $_____.  Based upon the average of the closing prices of the Capitol common stock for the month ended September 30, 2007 ($25.443158), a holder of PLCB common stock electing to receive shares of Capitol common stock in the exchange offer would receive approximately .522785 shares of Capitol common stock for each share of PLCB common stock, using the PLCB share value described above.

        Capitol analyzed the historical exchange ratio based upon Capitol share value for selected periods during the past year to illustrate the exchange ratio between the Capitol and PLCB's common stock at such intervals.  The results of Capitol's analysis are set forth in the following table:

	PLCB Share Value	Historical Capitol Share Value	Pro Forma Exchange Ratio

Average of closing prices for the month ended 9/30/07	$13.301299	$25.443158	0.522785
10-Trading Day Average ending 9/30/07	$13.301299	$25.929000	0.512989
30-Trading Day Average ending 9/30/07	$13.301299	$25.400667	0.523659
90-Trading Day Average ending 9/30/07	$13.301299	$26.005444	0.511481
1-Year Average ending 9/30/07	$13.301299	$35.682760	0.374257

You will not receive any fractional shares of Capitol common stock in the exchange offer.  Instead, you will receive cash in an amount equal to the value of the fractional share of Capitol common stock that you would otherwise have been entitled to receive.

Timing of the Exchange Offer

Capitol's exchange offer is scheduled to expire at 11:59 p.m., Michigan Time, on _____, 2008.  For more information, you should read the discussion below under the caption "Extension, Termination and Amendment".

The term "expiration date" means 11:59 p.m., Michigan Time, on _______, 2008, unless Capitol extends the period of time for which the exchange offer is open, in which case the term "expiration date" means the latest time and date on which the exchange offer, as so extended, expires.

Extension, Termination and Amendment

Capitol expressly reserves the right, in Capitol's sole discretion, at any time or from time to time, to extend the period of time during which the exchange offer remains open, and Capitol can do so by giving oral or written notice of that extension by public announcement.  Capitol can give you no assurance that Capitol will exercise its right to extend the exchange offer, although currently Capitol intends to do so until all conditions have been satisfied or, where permissible, waived.  During any extension, all shares of PLCB common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to each shareholder's right to withdraw his or her shares of PLCB common stock.  You should read the discussion under the caption "Withdrawal Rights" on page 36 for more details.

Subject to the SEC's applicable rules and regulations, Capitol also reserves the right, in its sole discretion, at any time or from time to time:

•
to waive any condition, other than the condition that Capitol obtains applicable regulatory approvals, and the conditions relating to the absence of an order or decree of any court or agency of competent jurisdiction preventing the completion of the exchange offer, and the effectiveness of the registration statement for the Capitol shares to be issued in the exchange offer; or

•	to amend the exchange offer in any respect, by giving oral or written notice of such delay, termination or amendment by making a public announcement.

Capitol will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement.  In the case of an extension, the related announcement will be issued no later than 9:00 a.m., Michigan Time, on the next business day after the previously scheduled expiration date.  Subject to applicable law, including the Exchange Act, which requires that any material change in the information published, sent or given to PLCB shareholders in connection with the exchange offer be promptly sent to shareholders in a manner reasonably designed to inform shareholders of that change, and without limiting the manner in which Capitol may choose to make any public announcement, Capitol assumes no obligation to publish, advertise or otherwise communicate any public announcement of the type described in this paragraph other than by issuing a press release to PR Newswire or some other similar national news service.

If Capitol makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if Capitol waives a material condition of the exchange offer, Capitol will extend the exchange offer to the extent required under the Exchange Act.  If, prior to the expiration date, Capitol changes the percentage of shares of PLCB common stock sought in the exchange or the consideration offered to PLCB shareholders, that change will apply to all holders whose shares of PLCB common stock are accepted for exchange pursuant to the exchange offer whether or not these shares of PLCB common stock were accepted for exchange prior to the change.  If at the time notice of such a change is first published, sent or given to PLCB shareholders, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the related notice is first so published, sent or given, Capitol will extend the exchange offer until the expiration of that ten business-day period.  For purposes of the exchange offer, a business day means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 a.m., Michigan Time.

Exchange of PLCB Shares; Delivery of Capitol Common Stock

Upon the terms and subject to the conditions of the exchange offer, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, Capitol will accept, and will exchange, shares of PLCB common stock validly tendered and not properly withdrawn promptly after the expiration date.  In all cases, exchange of shares of PLCB common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by Capitol of:

•	a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document, and

•	any other required documents.

For purposes of the exchange offer (including if the exchange offer is extended), Capitol will accept for payment, and will pay for, all exchange shares of PLCB common stock validly tendered and not withdrawn as soon as practicable after the expiration date.  As soon as practicable after Capitol's acceptance, Capitol will deliver or direct its exchange agent to deliver the exchange offer consideration to PLCB shareholders who tendered PLCB common stock.  Capitol will act as agent for tendering PLCB shareholders for the purpose of distributing the Capitol common stock component and the cash component of the exchange offer consideration, including cash to be paid in lieu of fractional shares of Capitol common stock, and transmitting the exchange offer consideration, if any, to such shareholders.  You will not receive any interest on any cash that Capitol pays you regardless of any delay in making the exchange.  In all cases, exchange of shares of PLCB common stock tendered and accepted for exchange pursuant to the exchange offer will be made only if the holder timely complies with the procedures described in the section "Procedure for Tendering" below.

If Capitol does not accept any tendered shares of PLCB common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, or if certificates are submitted for more shares of PLCB common stock than are tendered, Capitol will return certificates for such shares of PLCB common stock without expense to the tendering shareholder.

Cash Instead of Fractional Shares of Capitol Common Stock

Capitol will not issue fractional shares of its common stock pursuant to the exchange offer.  Instead, each tendering PLCB shareholder who would otherwise be entitled to a fractional share of Capitol common stock will receive cash in an amount equal to that fraction (expressed as a decimal, rounded to the nearest 0.01 of a share) multiplied by the exchange value of Capitol's shares.

Withdrawal Rights

Shares of PLCB common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.  Once Capitol accepts tendered shares for exchange, your tender is irrevocable.

        For a withdrawal to be effective, Capitol must receive from each withdrawing PLCB shareholder a written notice of withdrawal at its corporate office addressed to Attention: Cristin K. Reid, Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, and such notice must include the PLCB shareholder's name, address, social security number, the certificate number(s) and the number of shares of PLCB common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those shares of PLCB common stock.

A financial institution must medallion guarantee all signatures on the notice of withdrawal in order for Capitol to release withdrawn securities.  Most banks, savings and loan associations and brokerage houses are able to effect these medallion signature guarantees for shareholders.  The financial institution must be a participant in the Securities Transfer Agents Medallion Program.

Capitol will decide all questions as to the form and validity, including time of receipt, of any notice of withdrawal in Capitol's sole discretion, and Capitol's decision shall be final and binding.  Neither Capitol nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.  Any shares of PLCB common stock properly withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer.  However, PLCB shareholders may re-tender withdrawn shares of PLCB common stock by following one of the procedures discussed below under the captions entitled "Procedure for Tendering" or "Guaranteed Delivery" at any time prior to the expiration date.

Procedure for Tendering

To validly tender shares of PLCB common stock pursuant to the exchange offer, (a) Capitol must receive at its corporate office addressed to Attention: Cristin K. Reid, Capitol Bancorp Center, 200 Washington Square North, Fourth Floor, Lansing, Michigan 48933, (1) a properly completed and duly executed letter of transmittal, along with any required medallion signature guarantees, and any other required documents, and (2) certificates for tendered shares of PLCB common stock or; (b) you must comply with the guaranteed delivery procedures set forth below under "Guaranteed Delivery."

Signatures.  Signatures on all letters of transmittal must be medallion guaranteed by an eligible institution, except in cases in which shares of PLCB common stock are tendered either by a registered holder of shares of PLCB common stock who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal.

If the certificates for shares of PLCB common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of PLCB common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers medallion guaranteed in the manner Capitol has described above.

Method of Delivery.  The method of delivery of share certificates and all other required documents is at your option and risk, and the delivery will be deemed made only when actually received by Capitol.  If delivery is by mail, Capitol recommends registered mail with return receipt requested, properly insured.  In all cases, shareholders should allow sufficient time to ensure timely delivery.

Substitute Form W-9.  To prevent backup federal income tax withholding with respect to cash received pursuant to the exchange offer, you must provide Capitol with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal.  Some PLCB shareholders including, among others, all corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements.  In order for a foreign individual to qualify as an exempt recipient, the shareholder must submit a Form W-8, signed under penalty of perjury, attesting to that individual's exempt status.

Guaranteed Delivery

If you wish to tender shares of PLCB common stock pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to Capitol prior to the expiration date, your shares of PLCB common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make them tender by or through an eligible institution (see "Withdrawal Rights" above);

•	Capitol receives, as provided below, a properly completed and duly executed notice of guaranteed delivery, substantially in the form Capitol makes available, on or prior to the expiration date; and

•
Capitol receives, within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all tendered shares of PLCB common stock, in proper form for transfer, together with a properly completed and duly executed letter of transmittal with any required signature guarantees and all other documents required by the letter of transmittal.

You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to Capitol, and you must include a medallion guarantee by an eligible institution in the form set forth in that notice.

In all cases, Capitol will exchange shares of PLCB common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by Capitol of certificates for shares of PLCB common stock, properly completed and duly executed letter(s) of transmittal, and any other required documents.

By executing a letter of transmittal as set forth above, you irrevocably appoint Capitol's designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of PLCB common stock tendered and accepted for exchange by Capitol and with respect to any and all other shares of PLCB common stock and other securities issued or issuable in respect to the tendered and accepted shares of PLCB common stock on or after _______, 2008.  That appointment is effective, and voting rights will be affected, when and only to the extent that Capitol accepts your shares for exchange.  All proxies shall be considered coupled with an interest in the tendered shares of PLCB common stock and therefore shall not be revocable once the appointment is effective.  Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies, and, if given, they will not be deemed effective.  Capitol's designees will, with respect to the shares of PLCB common stock for which the appointment is effective, be empowered, among other things, to exercise all of the PLCB shareholders' voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of PLCB shareholders or otherwise.  Capitol reserves the right to require that, in order for shares of PLCB common stock to be deemed validly tendered, immediately upon Capitol's acceptance for exchange of those shares of PLCB common stock, Capitol must be able to exercise full voting rights with respect to those shares of PLCB common stock.  However, prior to acceptance for exchange by Capitol in accordance with terms of the exchange offer, the appointment will not be effective, and Capitol will have no voting rights as a result of the tender of shares of PLCB common stock.

Capitol will determine questions as to the validity, form, eligibility, including time of receipt and acceptance for exchange of any tender of shares of PLCB common stock or rights, if any, in Capitol's sole discretion, and Capitol's determination shall be final and binding.  Capitol reserves the absolute right to reject any and all tenders of shares of PLCB common stock that Capitol determines are not in proper form or the acceptance of, or exchange for, which may, in the opinion of Capitol's counsel, be unlawful.  Capitol also reserves the absolute right to waive any of the conditions of Capitol's exchange offer, other than the condition that Capitol obtains applicable regulatory approvals and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for Capitol shares to be issued in the exchange offer, or to waive any defect or irregularity in the tender of any shares of PLCB common stock.  No tender of shares of PLCB common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of PLCB common stock have been cured or waived.  Neither Capitol nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of PLCB common stock or rights, if any, or will incur any liability for failure to give any notification.  Capitol's interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

The tender of shares of PLCB common stock pursuant to any of the procedures described above will constitute a binding agreement between Capitol and the tendering shareholders upon the terms and subject to the conditions of Capitol's exchange offer and the letter of transmittal.

Material U.S. Federal Income Tax Consequences of the Exchange Offer

        The following is a summary of the material U.S. federal income tax consequences of the exchange offer relevant to beneficial holders of PLCB common stock whose shares are exchanged for shares of Capitol common stock pursuant to the exchange offer.  The discussion is based on current provisions of the Internal Revenue Code of

1986 (the "Code"), as amended, existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.  The discussion applies only to beneficial holders of PLCB common stock in whose hands shares are capital assets within the meaning of Section 1221 of the Internal Revenue Code and may not apply to beneficial holders who acquired their shares pursuant to the exercise of employee stock options or other compensation arrangements with PLCB or who are subject to special tax treatment under the Internal Revenue Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies, holders who are properly classified as partnerships under the Internal Revenue Code, holders whose shares of PLCB common stock constitute small business stock for purposes of Section 1202 of the Internal Revenue Code, holders who hold their PLCB common stock as part of a hedge, straddle or conversion transaction, and tax-exempt entities).  In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of PLCB common stock who, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust.  Nor does it consider the effect of any state, local or foreign tax laws.  This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you.

Miller, Canfield, Paddock and Stone, P.L.C., counsel to Capitol, has issued a tax opinion with respect to the exchange offer.  That opinion has been filed with the SEC as an exhibit to Capitol's registration statement on Form S-4 in connection with the exchange offer.  That opinion concludes that the exchange of shares of PLCB common stock for Capitol shares pursuant to the exchange offer will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  However, this opinion has been issued in advance of completion of the exchange offer.  Unanticipated intervening events might occur that would cause the transactions not to qualify as a reorganization within the meaning of Section 368(a) of the Code, such as a waiver by Capitol of the minimum tender condition.  This section will first discuss the material federal income tax consequences of the transactions to PLCB shareholders if the exchange offer qualifies as a reorganization for purposes of Section 368(a) of the Code, and then the material federal income tax consequences of the exchange offer to the PLCB shareholders if the exchange offer fails to qualify as such a reorganization.  This discussion also is based upon certain representations made by Capitol.  You should read carefully the full text of the tax opinion of Miller, Canfield, Paddock and Stone, P.L.C. attached as Exhibit 8 to Capitol's registration statement on Form S-4 in connection with the exchange offer.  This discussion also assumes that the exchange will be effected pursuant to applicable state law and otherwise completed according to the terms of the exchange offer.  You should not rely upon this discussion if any of these factual assumptions or representations is, or later becomes, inaccurate.

Qualification as a Reorganization.  The following discussion summarizes the material U.S. federal income tax considerations that are generally applicable to holders of PLCB common stock who exchange their PLCB shares of common stock in the exchange offer for shares of Capitol common stock in a qualifying reorganization.

Miller, Canfield, Paddock and Stone, P.L.C. has concluded in its opinion letter, subject to the terms and conditions therein, that the exchange offer will constitute, for federal income tax purposes, a single integrated transaction that will constitute a reorganization within the meaning of Section 368(a) of the Code so long as Capitol acquires a sufficient number of shares of PLCB common stock to satisfy the minimum tender condition.  In addition, Miller, Canfield, Paddock and Stone, P.L.C. has also concluded in its opinion letter that the following describes the material U.S. federal income tax consequences that will result from the exchange of PLCB common stock for Capitol's common stock pursuant to the exchange offer.

Receipt of Capitol Common Stock.  A PLCB shareholder who receives Capitol's common stock in exchange for PLCB common stock shares pursuant to the exchange offer will not recognize any gain or loss upon such exchange, except to the extent cash is received in lieu of a fractional share of Capitol common stock, which will be taxed as discussed below, unless the exchange fails to qualify as a reorganization, as discussed below.  The aggregate adjusted tax basis of Capitol's common stock received in such exchange, including any fractional interest in Capitol's common stock for which cash is received, will be equal to the aggregate adjusted tax basis of the PLCB common stock shares surrendered therefore.  The holding period of Capitol's common stock will include the holding period of such shares of PLCB common stock.

        Cash Received in Lieu of a Fractional Share of Capitol Common Stock.  A PLCB shareholder who receives cash in lieu of a fractional share of Capitol's common stock and who does not otherwise hold shares of Capitol's common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the PLCB shareholder's tax basis allocated to such fractional share.  Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such PLCB shares that are allocable to the fractional share of Capitol common stock is more than one year.  PLCB shareholders who separately hold shares of Capitol's common stock should consult their own tax advisors concerning the treatment of cash received for a fractional share.

Effect of Failure to Qualify as a Reorganization.  In the event that Capitol waives the minimum tender condition or unanticipated, intervening events occur, whereby the exchange offer will not qualify as a reorganization for the purposes of Section 368(a) of the Code, Capitol can nevertheless proceed with the exchange offer.  If the exchange offer fails to qualify as a reorganization within the meaning of Section 368(a) of the Code, the exchange offer will result in the recognition of taxable gain or loss to each exchanging PLCB shareholder measured by the difference between the cash plus the fair market value of the Capitol common stock received in the exchange, compared with the exchanging PLCB shareholder's tax basis for the shares of common stock of PLCB surrendered in the exchange offer.  The PLCB shareholder would receive a tax basis for the Capitol common stock received in the exchange offer equal to the fair market value of such Capitol common stock at the time of its receipt and would start a new holding period for such shares.

        The tax opinion of Miller, Canfield, Paddock and Stone, PLC is not binding upon the Internal Revenue Service or the courts.

TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE EXCHANGE TO YOU WILL DEPEND ON YOUR PARTICULAR SITUATION.  YOU ARE ENCOURAGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE EXCHANGE, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

Purpose of the Exchange Offer; Dissenters' Rights

The purpose of the exchange offer is to acquire the equity interest in PLCB not already owned by Capitol.  Capitol is making the exchange offer in order to acquire the entire equity interest in PLCB.  The exchange offer is intended to facilitate the acquisition of all shares of PLCB common stock.  PLCB shareholders will not have dissenters' rights as a result of the completion of the exchange offer.

Conditions to the Exchange Offer

The exchange offer is also subject to a number of conditions, all of which must be satisfied or waived by Capitol prior to the expiration of the exchange offer, which are described below.

Minimum Tender Condition

Consummation of the exchange offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the exchange offer, a number of shares of PLCB common stock which, together with any shares of PLCB common stock that Capitol beneficially owns for Capitol's own account, will constitute at least 80% of the total number of outstanding shares of PLCB common stock on a fully diluted basis, as though all options or other securities convertible into or exercisable or exchangeable for shares of PLCB common stock had been so converted, exercised or exchanged as of the date that Capitol accepts the shares of PLCB common stock for exchange pursuant to the exchange offer.

Regulatory Matters

         As a bank holding company, Capitol is subject to regulation by the Federal Reserve Board.  Federal Reserve Board rules require Capitol to obtain the Federal Reserve Board's permission to acquire at least 51% of a subsidiary.  The rules of the Federal Reserve Board do not differentiate between ownership of 51% and ownership of 100% of the stock of the subsidiary bank.  Of course, Capitol received permission to acquire 51% or more ownership of PLCB prior to PLCB commencing business.  Accordingly, Capitol will not be required to seek any further approval from the Federal Reserve Board for the proposed exchange.

         It is a condition of the proposed share exchange that the shares of Capitol stock to be issued pursuant to the exchange offer be approved for listing on the New York Stock Exchange, subject to official notice of issuance.  An application will be filed to list Capitol's additional shares resulting from the exchange offer.  Accordingly, the shares of Capitol common stock to be issued in exchange for the PLCB common stock will be publicly tradable upon consummation of the exchange offer.  There will be no restriction on the ability of a former PLCB shareholder to sell in the open market the Capitol common stock received (unless the PLCB shareholder is also an officer, director or affiliate of either PLCB or Capitol, in which case Rules 144 and 145 issued by the SEC do impose certain restrictions on the sale of Capitol common stock).

Other Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, Capitol shall:

(1)  not be required to accept for exchange or exchange any tendered shares of PLCB common stock;

(2)  may postpone the acceptance for exchange or exchange of any tendered shares of PLCB common stock; and

(3)  may, in Capitol's sole discretion, terminate or amend the exchange offer as to any shares of PLCB common stock not then exchanged, if at the expiration date, any of the minimum tender condition, the regulatory condition, or any of the other conditions to the exchange offer set forth in clauses (a) through (g) below have not been satisfied or, in the case of any condition other than the regulatory condition, or the conditions set forth in clauses (b) or (c) below, waived.

The other conditions to the exchange offer are as follows:

(a)	the shares of Capitol common stock to be issued to PLCB shareholders in the exchange offer have been authorized for listing on the NYSE, subject to official notice of issuance;

(b)
Capitol's registration statement, on Form S-4, shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement or a proceeding seeking a stop order shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC, and Capitol shall have received all necessary state securities law or blue sky authorizations;

(c)
no temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the exchange offer, or any of the other transactions contemplated by the exchange offer shall be in effect, and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the completion of the exchange offer;

(d)
there shall not be pending or threatened any suit, action or proceeding by any governmental entity (i) challenging the exchange offer, seeking to restrain or prohibit the completion of the exchange offer or seeking to obtain from PLCB or Capitol any damages that are material in relation to PLCB taken as a whole or Capitol and Capitol's subsidiaries taken as a whole, or (ii) seeking to prohibit or limit the ownership or operation by PLCB or Capitol or any of Capitol's subsidiaries of any material portion of the business or assets of PLCB or Capitol or any of Capitol's subsidiaries or to compel PLCB or any of Capitol's subsidiaries to dispose of or hold separate any material portion of the business or assets of PLCB or Capitol or any of Capitol's subsidiaries as a result of Capitol's exchange offer;

(e)
no change shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of PLCB that, in a reasonable judgment, is or is reasonably likely to have a materially adverse effect to PLCB nor shall Capitol have become aware of any facts that, in a reasonable judgment, have or are reasonably likely to have material adverse significance with respect to either the value of PLCB or the value of the common stock of PLCB to Capitol;

        (f)       there shall not have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of the shares of PLCB common stock, (iii) any change in the general political, market, economic or financial conditions in the U.S. or abroad that could, in Capitol's reasonable judgment, have a material adverse effect upon the business, properties, assets, liabilities, capitalization, shareholders' equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of PLCB, (iv) any material change in U.S. currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefore, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (vi) any limitation, whether or not mandatory, by any government, domestic, foreign or supranational, or governmental entity on, or other event that, in Capitol's sole judgment, might affect, the extension of credit by banks or other lending institutions, (vii) a commencement of war or armed hostilities or other national or international calamity directly or indirectly involving the U.S., or (viii) in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; and

(g)
PLCB shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing Capitol's ability to acquire the shares of PLCB not already owned by Capitol or otherwise diminishing the expected economic value to Capitol of the combination of Capitol and PLCB including, but not limited to, any material issuance of new securities of PLCB, the declaration of any extraordinary dividend, or any other transaction not in the ordinary course of PLCB's business; provided, however this condition shall not be triggered by any action taken by PLCB that was approved by Capitol.

The conditions listed above are solely for Capitol's benefit and Capitol may assert them regardless of the circumstances giving rise to any of the conditions.  Capitol may waive any of these conditions in whole or in part (other than the regulatory condition, and the conditions set forth in clauses (b) and (c) above).  The determination as to whether any condition has been satisfied shall be in Capitol's reasonable judgment and will be final and binding on all parties, subject to ultimate determination of such matters by a court of law.  The failure by Capitol at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer.

Source and Amount of Funds

Capitol expects to fund the cash component of the exchange (cash in lieu of fractional shares) through the use of excess working capital.

Certain Relationships with PLCB

Except as set forth in this prospectus, neither Capitol nor, to the best of Capitol's knowledge, any of Capitol's directors, executive officers or other affiliates has entered into any contract, arrangement, understanding or relationship with any other person with respect to any securities of PLCB, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

As disclosed in the Offering Circular dated May 13, 2004, since its inception PLCB has contracted with Capitol or one of its subsidiaries to purchase certain management and technology services pursuant to a Management Services Contract and a Data Processing Agreement.  All of Capitol's bank subsidiaries have purchased similar services since their inception.  Except as described in this prospectus, there have been no negotiations, transactions or material contacts since January 1, 2004, and no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the past two years, between Capitol or, to the best of Capitol's knowledge, any of Capitol's directors, executive officers or other affiliates on the one hand, and PLCB or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any PLCB securities, an election of PLCB's directors, or a sale or other transfer of a material amount of assets of PLCB.  In the normal course of business, Capitol and PLCB are parties to transactions and agreements.  Since January 1, 2004, Capitol believes that no such transaction had an aggregate value in excess of 1% of PLCB's consolidated revenues for the fiscal year when the transaction occurred or the past portion of the current fiscal year.  Neither Capitol, nor, to the best of Capitol's knowledge, any of Capitol's directors, executive officers or other affiliates has, since January 1, 2004, had any transaction with PLCB or any of its executive officers, directors or affiliates where the aggregate value of the transaction exceeded $120,000.

As of September 30, 2007, Capitol beneficially owned for its account 408,000 shares of PLCB common stock outstanding at that date.

In addition, executive officers and directors of Capitol owned 7,650 shares or approximately 0.96% of PLCB common stock outstanding as of September 30, 2007.  Neither Capitol nor any of Capitol's subsidiaries, nor, to the best of Capitol's knowledge, any of Capitol's executive officers, directors and associates, have been party to any transactions in PLCB common stock during the past 60 days.

Fees and Expenses

Capitol will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of PLCB common stock pursuant to Capitol's exchange.  Capitol will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

Accounting Treatment

Capitol's acquisition of additional shares of PLCB will be accounted for under the purchase method of accounting.  After the exchange, assuming all of the shares of PLCB not already owned by Capitol are acquired by Capitol pursuant to the exchange offer, all of PLCB's results from operations will be included in Capitol's income statement, as opposed to only a portion, which is currently reported.

Pro Forma Data

Because PLCB is already a majority-owned subsidiary of Capitol, it is already included in Capitol's consolidated financial statements.  Unaudited pro forma consolidated financial information is presented in this prospectus, adjusted for the proposed PLCB exchange, which will be accounted for under the purchase method of accounting (if consummated), as if it had occurred at the beginning of 2007 and 2006 (shown on pages 29 through 31) and does not give effect to any other proposed share exchanges regarding other bank affiliates of Capitol.  The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of the unaudited pro forma financial information.  The pro forma 2007 and 2006 results are not necessarily indicative of results for any subsequent period thereafter.  The unaudited pro forma results of operations do not give effect to any potential cost savings or other synergies that could result from the exchange offer.

Federal Securities Laws Consequences

This prospectus does not cover any resales of the Capitol common stock you will receive in the exchange, and no person is authorized to make any use of this prospectus in connection with any such resale.

New York Stock Exchange Listing

Capitol's common stock is listed on the New York Stock Exchange ("NYSE") under the trading symbol "CBC".  Capitol will make an application to list on the NYSE the common stock that Capitol will issue pursuant to the exchange offer.

Opinion of Financial Advisor

Point Loma Community Bank (“PLCB”) retained Donnelly Penman & Partners (“Donnelly Penman”) to act as PLCB’s financial advisor in connection with the shareholder tender exchange based upon its qualifications, expertise and reputation.  Donnelly Penman is an investment-banking firm of recognized standing.  As part of its investment banking services, it is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes.  Donnelly Penman is acting as financial advisor to PLCB in connection with the merger and will receive fees from PLCB for our services pursuant to the terms of its engagement letter with PLCB, dated as of September 20, 2007.

        On _________, 2007 Capitol Bancorp Ltd., a bank holding company headquartered in Lansing, Michigan ("Capitol"), is offering a shareholder tender exchange to the shareholders of PLCB (the “Exchange”).  In accordance with the terms of the Exchange, the tender offer premium is 150% of book value per share, or $13.301299 based on the unaudited PLCB book value per share of $8.867533 as of September 30, 2007 (prior to exercise of outstanding stock options).  The Exchange states that each share of PLCB common stock issued and outstanding immediately prior to the effective time of the Exchange shall be converted into the right to receive Capitol stock at a fixed exchange ratio.  The exchange ratio will be calculated by dividing the tender offer per share of PLCB common stock as of September 30, 2007 ($13.301299) by the average closing price of Capitol’s common stock for the 30 trading day period ending two days prior to the close of the exchange offer.  For example, assuming the average closing price of Capitol’s common stock for the month ended September 30, 2007, which was $25.443158, a holder of PLCB common stock would receive 0.522785 shares of Capitol common stock for each share of PLCB common stock.  As of September 30, 2007 Capitol owned 51% of the PLCB shares outstanding, so the Exchange applies to the remaining 49% (or 392,000 shares) outstanding.  Additionally, PLCB had 72,500 options outstanding, with an exercise price of $10.00, as of September 30, 2007, which must be exercised to receive the stock consideration.  Donnelly Penman has delivered its opinion that the exchange ratio and related stock consideration is fair to PLCB’s shareholders from a financial point of view.  No limitations were imposed by PLCB on the scope of Donnelly Penman’s investigation or on the procedures followed by Donnelly Penman in rendering its opinion.

The full text of the opinion of Donnelly Penman, which sets forth, among other things, assumptions made, procedures followed, matters considered and limits on the review undertaken by Donnelly Penman, is attached as Annex A to this proxy statement.  Holders of PLCB common stock are urged to read the opinion in its entirety.  Donnelly Penman’s opinion is directed only to the Exchange consideration described in the Shareholder Tender Offer and does not constitute a recommendation to any PLCB shareholder as to how such shareholder should vote at the PLCB special shareholder meeting.  The summary set forth in this proxy statement of the opinion of Donnelly Penman is qualified in its entirety by reference to the full text of its opinion attached to this document as Annex A.

 In arriving at its opinion, Donnelly Penman engaged in discussions with members of the management of each of Capitol and PLCB concerning the historical and current business operations, financial conditions and prospects of Capitol and PLCB, and reviewed:

•	the draft Prospectus dated November 16, 2007;

•
Independent Auditor’s Report for PLCB for the years ended December 31, 2004, 2005 and 2006 and management’s unaudited balance sheet and statement of income for the nine months ended September 30, 2006 and September 30, 2007;

•
certain information, including financial forecasts and projections (and the assumptions and bases therefore which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of PLCB, under the current ownership structure, with the management of PLCB.  Donnelly Penman confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments by management;

•	trading history of PLCB stock;

•
certain publicly-available information for Capitol, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	certain information relating to earnings, assets, liabilities and prospects of Capitol with the management of Capitol;

•	the historical stock prices and trading volumes of Capitol’s common stock;

•	the terms of acquisitions of banking organizations which Donnelly Penman deemed generally comparable to PLCB;

•
the financial condition and operating results of Capitol and PLCB, respectively, compared to the financial conditions and operating results of certain other financial institutions that Donnelly Penman deemed comparable to each; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by PLCB, Donnelly Penman, with the consent of Capitol and PLCB, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Capitol and PLCB or upon publicly-available information.  Donnelly Penman participated in meetings and telephone conferences with certain members of Capitol’s and PLCB’s senior management to discuss Capitol’s and PLCB’s past and current business operations, regulatory standing, and financial condition and future prospects.  With respect to anticipated earnings of PLCB and other information prepared by and/or reviewed with the management of PLCB and used by us in our analyses, PLCB’s management confirmed to us that such anticipated earnings reflected the best currently available estimates and judgments of management with respect to such information.  Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information.  Donnelly Penman further relied upon the assurance of management of Capitol and PLCB that they were unaware of any facts that would make the information provided or available to Donnelly Penman incomplete or misleading in any respect.  Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of Capitol or PLCB.  Donnelly Penman is not an expert in the evaluation of loan portfolios or the allowance for loan losses and did not review any individual credit files of Capitol or PLCB and assumed that the aggregate allowances for credit losses for Capitol and PLCB were adequate to cover such losses.  Donnelly Penman’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by Donnelly Penman on the date of its opinion.  Donnelly Penman does not have any obligation to update its opinion, unless requested by PLCB in writing to do so, and Donnelly Penman expressly disclaims any responsibility to do so in the absence of any written request by PLCB.

In connection with rendering its opinion to the PLCB Board, Donnelly Penman performed a variety of financial analyses, which are summarized below.  Donnelly Penman believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman’s opinion.  Donnelly Penman arrived at its opinion based on the results of all the analyses it undertook assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis.  The preparation of a fairness opinion is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description.  With respect to the analysis of selected comparable companies and analysis of selected comparable merger transactions summarized below, no public company utilized as a comparison is identical to Capitol or PLCB, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the relevant financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned.

The financial forecast information and furnished by management of Capitol and PLCB, respectively, and deemed reasonable by them contained in or underlying Donnelly Penman’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates.  The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including factors related to general economic and competitive conditions.  In that regard, Donnelly Penman assumed, with Capitol’s and PLCB’s consent, that the financial forecasts were reasonably prepared on a basis reflecting the best currently available judgments of Capitol and PLCB, and that such forecasts will be realized in the amounts and at the times that they contemplate.  Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold.  Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses.  None of the analyses performed by Donnelly Penman was assigned a greater significance by Donnelly Penman than any other.

The following is a brief summary of the analyses performed by Donnelly Penman.

Summary Analysis of the Transaction

         In accordance with the terms of the Exchange, a tender offer premium of 150% of book value per share, or $13.301299 based on the unaudited book value per share of $8.867533 as of September 30, 2007 (prior to exercise of outstanding stock options).  The Exchange states that each share of PLCB common stock issued and outstanding immediately prior to the effective time of the Exchange shall be converted into the right to receive Capitol stock at a fixed exchange ratio.  The exchange ratio will be calculated by dividing the tender offer per share of PLCB common stock as of September 30, 2007 ($13.301299) by the average closing price of Capitol’s common stock for the 30 trading day period ending two days prior to the close of the exchange offer.  For example, assuming the average closing price of Capitol’s common stock for the month ended September 30, 2007, which was $25.443158, a holder of PLCB common stock would receive 0.522785 shares of Capitol common stock for each share of PLCB common stock.

Donnelly Penman reviewed the terms of the Exchange in a scenario where the options were not exercised.  Donnelly Penman assumed that each PLCB share will be exchanged for 0.522785 shares of Capitol common stock.  Donnelly Penman utilized a per share value of $13.301299 in its analysis below, which represents a 150.0% premium to the book value and tangible book value per PLCB share of $8.867533; 52.6 times latest twelve month (“LTM”) earnings of $0.25 per share; and a 9.4% premium to core deposits as of September 30, 2007.  Donnelly Penman also noted, based on the assumed exchange ratio, that the transaction had an implied aggregate value of approximately $5.2 million as of September 30, 2007.  The complete aggregate deal metrics in relation to the PLCB financial position as of September 30, 2007 are displayed below:

Donnelly Penman reviewed the terms of the Exchange in a scenario where the options were exercised.  Each PLCB share will be exchanged for 0.522785 shares of Capitol common stock.  Donnelly Penman utilized a per share value of $13.301299 in its analysis below, which represents a 150.0% premium to the unadjusted book value and tangible book value per PLCB share of $8.867533.  Since PLCB’s 72,500 outstanding options, as of September 30, 2007, will be exercised in the Exchange under this scenario, Donnelly Penman accounted for the dilutive effects of these options by increasing PLCB’s equity by $725,000 (72,500 options multiplied by a weighted average exercise price of $10.00) and increasing the number of PLCB shares to 872,500.  Additionally, earnings per share were adjusted to reflect the impacts of the option exercise as if it had happened at the beginning of the twelve month period, therefore, the Bank would have incremental interest income from the additional capital.  The resulting transaction premium results in a price to book value and tangible book value of 148.4% based on per share book value of $8.961634; 48.6 times latest twelve month (“LTM”) earnings of $0.27 per share (fully diluted); and a 10.0% premium to core deposits as of September 30, 2007.  Donnelly Penman also noted that, based on the exchange ratio, that the transaction had an implied aggregate value of approximately $6.2 million as of September 30, 2007.  The complete aggregate deal metrics in relation to the PLCB financial position as of September 30, 2007 are displayed below:

Capitol Stock

Additionally, given that PLCB shareholders will receive Capitol common stock as consideration in the Exchange, Donnelly Penman reviewed both the future prospects of Capitol and the current market trading metrics for comparable banks similar to Capitol.

Contribution Analysis

        The contribution analysis performed by Donnelly Penman compares the relative contribution of key balance sheet and income statement measures by Capitol and PLCB to the pro-forma company assuming all the PLCB options are exercised.  This analysis does not incorporate any of the pro forma effects of any other share exchanges in process or to occur with respect to any Capitol Bancorp affiliated banks.

The range of contribution from PLCB ranges from 0.5% to 2.0% in the pro forma company, with an average of 1.3%.

Analysis of Selected Comparable Transactions - PLCB

Donnelly Penman reviewed and compared actual information for 14 completed or pending bank merger transactions announced from a period of January 1, 2004 to September 30, 2007.  Furthermore, the transactions listed involved commercial banks located in Arizona, California, and Nevada with total assets less than $250 million and a LTM return on average equity between 0% and 8%.  These transactions consisted of:

(Buyer/Seller)
Belvedere Capital Partners II LLC / First Heritage Bank, NA
Heritage Oaks Bancorp / Business First National Bank
1st Pacific Bancorp / Landmark National Bank
CVB Financial Corp. / First Coastal Bancshares
Belvedere Capital Partners II LLC / Professional Business Bank
Community Bancorp / Cactus Commerce Bank
Silver State Bancorp / Choice Bank
Bank of East Asia, Ltd. / National American Bancorp
Heartland Financial USA, Inc. / Bank of the Southwest
ICB Financial / Western State Bank
First Banks Incorporated / International Bank of California
CVB Financial Corp. / Granite State Bank
Banco Bilbao Vizcaya Argentaria, S.A. / Valley Bank
Stampede Holdings Inc. / Security State Savings Bank

        This analysis provided an approximate median multiple of 2.43 times price to book value, 2.43 times price to tangible book value and 42.0 times LTM earnings per share.  Applying the median multiple for price to book value of 2.43 times to PLCB’s September 30, 2007 fully diluted book value per share of $8.961634 results in an implied value per share of $21.78 on a control, marketable basis.  The implied value at this point is on a control, marketable basis as it has been derived from deal metrics involving the sale of an entire entity.  In order to arrive at an implied value on a minority basis, the appropriate basis for a per-share valuation conclusion, consideration of a minority discount is required.  This is due to Capitol’s ownership of 51% of PLCB which gives Capitol “effective control” of the bank.  For purposes of this analysis, Donnelly Penman assumed a minority discount of 20%, which was based on a review of the control premiums paid for institutions similar to PLCB.  After considering the 20% minority discount, we assume an additional 20% discount for lack of marketability (described later).  Utilizing the aforementioned discounts, the implied value on a minority, non-marketable basis was found to be $13.94 per share.  Using the same methodology, the values implied by applying the relevant multiples to PLCB’s fully diluted tangible book value per share at September 30, 2007 of $8.961634 and pro forma earnings per share for the twelve months ended September 30, 2007 of $0.27 were found to be $13.94 per share and $7.36 per share, respectively.  The earnings per share are pro forma to reflect the impacts of the option exercise as if it had happened at the beginning of the twelve month period.  The marketability discount, which is applied to all of the analyses factoring in the valuation conclusion, is discussed in detail on page 49.

Additionally, Donnelly Penman analyzed the implied premium to core deposits of the bank acquisition transactions, which yielded a median premium of 16.29%.  Applying this premium to PLCB’s core deposits of approximately $37.8 million as of September 30, 2007 results in a premium of $6.2 million which when added to PLCB’s fully diluted tangible equity of $7.8 million results in a value of $14.0 million or an implied value per share of $16.02 on a control, marketable basis.  Applying the same discounts for lack of control and marketability as discussed above yields an implied value of $10.26 per share on a minority basis.

Donnelly Penman fully diluted the financial metrics of PLCB in this analysis for comparability purposes with the group of comparable acquisitions.  Donnelly Penman recognized that no transaction reviewed was identical to the Exchange and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared.

Analysis of Selected Comparable Companies - PLCB

Donnelly Penman reviewed and compared actual information for 25 publicly traded commercial banks located in Arizona, California, and Nevada with total assets less than $250 million and a LTM return on average equity between 0% and 8%.  These banks consisted of:

Bay Commercial Bank	Ojai Community Bank
Beach Business Bank	Orange County Business Bank, N.A.
California Community Bank	Pacific Commerce Bank
CalWest Bancorp	Pan American Bank
Commerce National Bank	Private Bank of the Peninsula
Commonwealth Business Bank	Professional Business Bank
Community Bank of Santa Maria	Redwood Capital Bancorp
Community Bank of the Bay	San Diego Trust Bank
Discovery Bancorp	Santa Clara Valley Bank, N.A.
Founders Bancorp	Security Bank of California
Golden State Business Bank	Service 1st Bancorp
ICB Financial	Towne Bancorp, Inc.
Mission Community Bancorp

The selected group had approximately the following median values:  $156.4 million in total assets, $20.0 million in total equity, LTM return on average assets of 0.54%, LTM return on average equity of 4.81%, and an LTM efficiency ratio of 81.19%.  This analysis provided valuation benchmarks including the median price multiples of 1.44 times book value, 1.44 times tangible book value and 32.7 times LTM earnings per share.  Applying the median price to book value multiple to PLCB’s unaudited book value of $8.867533 resulted in an implied per share value of $12.74 for PLCB on a minority, marketable basis.  After application of a 20% discount for lack of marketability, the implied value of PLCB’s common stock, on a minority, non-marketable basis, was found to be $10.19 per share.  Using the same methodology as described above, the implied values provided by application of the relevant multiples to PLCB’s September 30, 2007 tangible book value of $8.867533 per share and LTM earnings of $0.25 per share were found to be $10.19 per share and $6.62 per share, respectively, on a minority, non-marketable basis.

Additionally, Donnelly Penman reviewed the implied premium to core deposit percentage from the comparable companies, applied the median 10.67% premium to PLCB’s core deposits, added this to tangible equity, and applied the marketability discount previously discussed.  This yielded an implied value of $11.13 per share on a minority, non-marketable basis.

Donnelly Penman did not fully dilute the financial metrics of PLCB for unexercised options in this analysis for comparability purposes with the group of comparable companies.  Donnelly Penman recognized that no bank used in the above analyses as a comparison is identical to PLCB.  Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of PLCB and the banks to which it is being compared.

Dividend Discount Analysis - PLCB

Donnelly Penman calculated an estimated equity value per share for PLCB based upon the values, discounted to the present, of estimates of projected dividends from the fiscal year ending December 31, 2007 through the fiscal year ending December 31, 2011 and a projected year 2011 terminal value assuming PLCB continued to operate under its current ownership structure.  The valuation date contemplated is September 30, 2007.  In conducting its analysis, Donnelly Penman utilized financial estimates provided by and deemed reasonable by PLCB for 2007 through 2011.  Donnelly Penman further assumed, which was deemed reasonable by PLCB management, that no dividends would be paid over the projection period, which is consistent for banks of PLCB’s size.

This analysis utilized a discount rate of 12.0% and a terminal value multiple of 1.44 times projected 2011 tangible book value.  The discount rate was derived utilizing the Ibbotson and Associates 2007 Yearbook1 on cost of equity buildup, in addition to Donnelly Penman analytical judgment.  The terminal multiple (1.44x) was determined by reviewing the price to tangible book value multiples of commercial banks in Arizona, California and Nevada with assets less than $250 million and latest twelve month return on average equity between 0% and 8%.  The analysis resulted in an estimated equity value per share of $9.52 after applying the marketability discount of 20%.

Historical Trading Activity

Donnelly Penman analyzed all trades of PLCB stock that have taken place since the bank's inception, a listing of which follows:

Point Loma Community Bank Historical Trading Summary
Trade Date	Shares	Sale Price	Transaction Total
07/23/2007	100	$10.00	$1,000
05/29/2007	1,000	10.00	10,000
05/29/2007	5,000	10.00	50,000
01/17/2007	900	10.00	9,000
11/02/2006	2,000	10.00	20,000
10/17/2006	1,000	10.00	10,000
08/24/2006	2,000	10.00	20,000
08/17/2005	10,000	10.00	100,000
12/23/2004	500	10.00	5,000
09/15/2004	2,000	10.00	20,000
Total	24,500	$10.00	$245,000

Discount for Lack of Marketability

Donnelly Penman utilized marketability discount in all of the analyses presented.  A discount for lack of marketability should be considered before arriving at an estimate of value for a closely held private company's common stock.  In this application, marketability can be defined as the relative ease and promptness with which a security may be sold when desired, at a representative current price and without material concession in price due solely to the necessity of sale.  Interests in closely held businesses are less marketable than most other investments due to restrictions on transfer, the limited universe of potential buyers and the lack of access to a ready and efficient market.  These shares have historically sold at a discount from the price of comparable publicly traded shares due to the higher transaction costs, longer time requirements and the interim risks associated with disposing of the shares.

1 Stocks, Bonds, Bills and Inflation – Valuation Edition 2007 Yearbook, © Ibbotson Associates, Inc. 2007

Quite simply, when all other factors are held constant, an interest in a business is worth more if it is readily marketable or, conversely, worth less if it is not.

Numerous studies have been performed to determine qualitative and quantitative measures of discounts for lack of marketability based on historical transactions.  More specifically, studies have been conducted in two major areas:  discounts on sales of restricted shares of publicly traded companies and discounts on sales of closely held company shares compared to prices of subsequent initial public offerings of the same company's shares.  These studies demonstrate a range of 23% to 45%, with a median discount of approximately 33%.  Additionally, there have been numerous tax court rulings that have upheld a variety of marketability discounts ranging from 0% to 50%, with a median discount of approximately 21%.  Given the brief historical performance of PLCB, its recent stock trading, its high credit quality, recent profitability, and future growth prospects, Donnelly Penman assumed a discount applicable to PLCB to be at the lower end of the range (20%).

COMPARISON OF SHAREHOLDER RIGHTS

Holders of PLCB Shares may elect to receive shares of Capitol common stock as part of the consideration in the Exchange Offer.  Capitol is organized under the laws of the State of Michigan and PLCB is organized under the laws of the State of California.  The following is a summary of the material differences between (a) the current rights of Capitol shareholders under Michigan law and Capitol's Articles of Incorporation and Bylaws and (b) the current rights of PLCB shareholders under California law and PLCB's Articles of Incorporation and Bylaws, each as amended to date.

The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below.  For additional information which may be relevant to PLCB shareholders, see California Corporations and Financial Code and Michigan Business Corporation Act and Capitol and PLCB's constituent documents, which PLCB shareholders should read.  Copies of Capitol's constituent documents have been filed with the SEC.  Copies of PLCB's constituent documents are available upon written request from PLCB.  To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

	PLCB	Capitol
Authorized Capital Stock	10,000,000	50,000,000
Preemptive Rights	None	None
Quorum Requirements	Majority	Majority
Annual Meetings of Shareholders	Called by Board	Called by CEO, majority of the Board or shareholders representing 25% of the shares entitled to vote
Stockholder Action by Written Consent	Yes, by majority	Yes, if unanimous
Inspection of Voting List of Shareholders	Inspector may be appointed by the Board, by the person presiding at shareholders' meeting or by the request of a shareholder	Inspector may be appointed by the Board, by the person presiding at shareholders' meeting or by the request of a shareholder
Classification of the Board of Directors	No	No
Election of the Board of Directors	Annually by shareholders	Annually by shareholders
Cumulative Voting	Yes	No
Number of Directors	5-25	5-25
Removal of Directors	By a majority of the outstanding shares of stock	By a majority of the outstanding shares of stock
Vacancies on the Board of Directors	May be filled by a majority of the Board of Directors	May be filled by a majority of the Board of Directors
Liability of Directors	Eliminated to the fullest extent provided by law	Eliminated to the fullest extent provided by law
Indemnification of Directors, Officers, Employees or Agents	Yes	Yes
Amendments to Articles of Incorporation	By a majority of the outstanding shares	By a majority of the outstanding shares
Amendments to Bylaws	By a majority of the outstanding shares or a majority of directors	By majority of directors
Appraisal/Dissenters' Rights	Yes	No

DESCRIPTION OF THE CAPITAL STOCK OF CAPITOL

Capitol's Articles of Incorporation, as amended to date, authorize the issuance of up to 50,000,000 shares of common stock, without par value.  Capitol's Articles of Incorporation do not authorize the issuance of any other class of stock.  As of September 30, 2007, 17,310,409 shares of common stock were outstanding.  UMB Bank, n.a., serves as transfer agent and registrar for Capitol's common stock.

Michigan law allows Capitol's Board of Directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders.

Capitol's Board of Directors has authorized the issuance of the shares of common stock as described in this prospectus.  All shares of common stock offered will be, when issued, fully paid and nonassessable.

The following description of the terms of the common stock of Capitol may not contain all of the information relevant to you.  For additional information, please see Capitol's Articles of Incorporation, as amended, and its Bylaws, each of which have been previously filed with the SEC.  To find out where copies of these documents can be obtained, see "Where You Can Find More Information".

Rights of Common Stock

All voting rights are vested in the holders of shares of common stock.  Each share of common stock is entitled to one vote.  The shares of common stock do not have cumulative voting rights, which means that a shareholder is entitled to vote each of his or her shares once for each director to be elected at any election of directors and may not cumulate shares in order to cast more than one vote per share for any one director.  The holders of the common stock do not have any preemptive, conversion or redemption rights.  Holders of common stock are entitled to receive dividends if and when declared by Capitol's Board of Directors out of funds legally available.  Under Michigan law, dividends may be legally declared or paid only if after the distribution the corporation can pay its debts as they come due in the usual course of business and the corporation's total assets equal or exceed the sum of its liabilities.  In the event of liquidation, the holders of common stock will be entitled, after payment of amounts due to creditors and senior security holders, to share ratably in the remaining assets.

Shares Available for Issuance

The availability for issuance of a substantial number of shares of common stock at the discretion of the Board of Directors provides Capitol with the flexibility to take advantage of opportunities to issue additional stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances).  There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of common stock, except as described in this prospectus and for the shares of common stock reserved for issuance under Capitol's stock option program.

Uncommitted authorized but unissued shares of common stock may be issued from time to time to persons and in amounts the Board of Directors of Capitol may determine.  Holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of those transactions, applicable law and the judgment of the Board of Directors of Capitol regarding the submission of an issuance to or vote by Capitol's shareholders.  As noted, Capitol's shareholders have no preemptive rights to subscribe to newly issued shares.

Moreover, it will be possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Capitol more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of Capitol.  Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares.  Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of Capitol by means of a merger, tender offer, proxy contest or other means.  Such shares could be privately placed with purchasers who might cooperate with the board of directors of Capitol in opposing such an attempt by a third party to gain control of Capitol.  The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of Capitol.  Although Capitol does not currently contemplate taking that action, shares of Capitol common stock could be issued for the purposes and effects described above, and the Board of Directors reserves its rights (if consistent with its fiduciary responsibilities) to issue shares for such purposes.

Capitol's Preferred Securities

Capitol has issued debentures to Capitol Trust I, a Delaware business trust subsidiary of Capitol. Capitol Trust I purchased the debentures with the proceeds of preferred securities (which are traded on the New York Stock Exchange under the symbol "CBCPrA").  Capitol also has additional trust-preferred securities which were privately placed. Capitol has guaranteed the preferred securities.  The documents governing these securities, including the indenture under which the debentures were issued, restrict Capitol's right to pay a dividend on its common stock under certain circumstances and give the holders of the preferred securities preference on liquidation over the holders of Capitol's common stock.  Specifically, Capitol may not declare or pay a cash dividend on its common stock if (a) an event of default has occurred as defined in the indenture, (b) Capitol is in default under its guarantee, or (c) Capitol has exercised its right under the debentures and the preferred securities to extend the interest payment period.  In addition, if any of these conditions have occurred and until they are cured, Capitol is restricted from redeeming or purchasing any shares of its common stock except under very limited circumstances.  Capitol's obligation under the debentures, the preferred securities and the guarantee approximates $158 million at an average interest rate currently approximating 8.7% per annum, payable quarterly.

Anti-Takeover Provisions

In addition to the utilization of authorized but unissued shares as described above, the MBCA contains other provisions which could be utilized by Capitol to impede efforts to acquire control of Capitol.  Those provisions include the following:

Control Share Acquisitions.  The MBCA contains an article intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities.  These provisions regulate the acquisition of "control shares" of large public Michigan corporations.

The act establishes procedures governing "control share acquisitions."  A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%.  Under that act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders vote to confer voting rights on the control shares.  The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights.  The act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

The act entitles corporations to redeem control shares from the acquiring person under certain circumstances.  In other cases, the act confers dissenters' rights upon all of a corporation's shareholders except the acquiring person.

The act applies only to an "issuing public corporation."  Capitol falls within the statutory definition of an "issuing public corporation."  The act automatically applies to any "issuing public corporation" unless the corporation "opts out" of the statute by so providing in its articles of incorporation or bylaws.  Capitol has not "opted out" of the provisions of the act.

Fair Price Act.  Certain provisions of the MBCA establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters.  The act provides that a super majority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a "business combination."  The act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates."  An "interested shareholder" is generally any person who owns 10% or more of the outstanding voting shares of the company.  An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

As of January 31, 2007, Capitol's directors and executive officers beneficially owned (including immediately exercisable stock options and warrants) control of approximately 26.68% of Capitol's outstanding common stock.  Based upon information as of January 31, 2007 and the proposed estimated exchange ratio, upon completion of the share exchange Capitol's directors and executive officers will beneficially own (including immediately exercisable stock options and warrants) control of approximately 25.95% of Capitol's outstanding common stock.  If Capitol's directors' and executive officers' shares are voted as a block, Capitol's directors and executive officers will be able to prevent the attainment of the required supermajority approval.

The supermajority vote required by the act does not apply to business combinations that satisfy certain conditions.  These conditions include, among others, that:  (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

WHERE YOU CAN FIND MORE INFORMATION

Capitol has filed a registration statement on Form S-4 to register with the SEC the Capitol common stock to be issued to PLCB shareholders in the exchange offer.  This prospectus is a part of that registration statement and constitutes a prospectus of Capitol.  As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

         In addition, Capitol files annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  You may read and copy this information at the following locations of the SEC:

Public Reference Room 100 F Street Washington, D.C. 20549	Chicago Regional Office Citicorp Center 500 West Madison Street, Suite 1400 Chicago, Illinois 60661-2511

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, Washington, D.C. 20549, at prescribed rates.  The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Capitol, who file electronically with the SEC.  The address of that site is www.sec.gov.  You can also inspect reports, proxy statements and other information about Capitol at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows Capitol to "incorporate by reference" some of the information it files with the SEC.  This permits Capitol to disclose important information to you by referring to these filed documents.  Any information referred to in this way is considered part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus.  Capitol incorporates by reference the following documents that have been filed with the SEC:

Capitol Bancorp Limited SEC Filings (File No. 0-18461)	Period
• Current Report on Form 8-K	Filed October 25, 2007
• Current Report on Form 8-K	Filed October 18, 2007
• Current Report on Form 8-K	Filed August 6, 2007
• Current Report on Form 8-K	Filed July 26, 2007
• Current Report on Form 8-K	Filed July 19, 2007
• Current Report on Form 8-K	Filed July 9, 2007
• Current Report on Form 8-K	Filed May 2, 2007
• Current Report on Form 8-K	Filed April 24, 2007

• Current Report on Form 8-K	Filed April 20, 2007
• Current Report on Form 8-K	Filed February 7, 2007
• Current Report on Form 8-K	Filed February 1, 2007
• Current Report on Form 8-K	Filed January 26, 2007
• Quarterly Report on Form 10-Q	Period ended March 31, 2007
• Quarterly Report on Form 10-Q	Period ended June 30, 2007
• Quarterly Report on Form 10-Q	Period ended September 30, 2007
• Proxy Statement on Schedule 14A	Annual Meeting held April 25, 2007
• Annual Report on Form 10-K	Year Ended December 31, 2006
• Registration Statement on Form 8-A filed April 19, 1990	Filed April 19, 1990

In addition, all subsequent documents filed with the SEC by Capitol pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus, and prior to the date that the exchange offer expires or is terminated, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents.  Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus or another such document shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or another such document or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modified or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified superseded, to constitute a part of this prospectus.

IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST MAKE REQUESTS NO LATER THAN ___________, 2008 (FIVE BUSINESS DAYS BEFORE THE INITIALLY SCHEDULED EXPIRATION DATE OF THE EXCHANGE OFFER).  If you request exhibits to any documents incorporated by reference, Capitol will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

No one has been authorized to give any information or make any representation about PLCB, Capitol or the exchange offer that differs from, or adds to, the information in this document or in documents that are publicly filed with the SEC.  Therefore, if anyone does give you different or additional information, you should not rely on it.

If you are in a jurisdiction where it is unlawful to offer to exchange, or to ask for offers of exchange, the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this prospectus does not extend to you.

The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.  Information in this document about Capitol has been supplied by Capitol, and information about PLCB has been supplied by PLCB.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of Capitol common stock offered by this prospectus will be passed upon for Capitol by Brian English, Capitol's General Counsel.  Certain federal income tax matters relating to the exchange offer will be passed upon for Capitol by Miller, Canfield, Paddock and Stone, PLC.  There are no material pending legal proceedings, other than ordinary routine litigation incidental to Capitol and PLCB's business, to which Capitol or any of its subsidiaries are a party or of which any of its property is the subject.

EXPERTS

The consolidated financial statements of Capitol and management's report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports, incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

The financial statements of Point Loma Community Bank attached to this prospectus as Annex B have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods stated in their report, which is attached as part of Annex B, and included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

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ANNEX A

November 20, 2007

Board of Directors
Point Loma Community Bank
1350 Rosecrans Street
San Diego, CA  92106

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Point Loma Community Bank (“PLCB”) of the exchange ratio and related stock consideration provided for pursuant to the Shareholder Tender Offer agreement dated ________, 2007, to which Capitol Bancorp Ltd. (“Capitol”) is offering a shareholder tender exchange for the outstanding shares of PLCB (the “Exchange”).  In accordance with the terms of the Exchange, the tender offer premium is 150% of book value per share, or $13.301299 based on the unaudited PLCB book value per share of $8.867533 as of September 30, 2007 (prior to exercise of outstanding stock options).  The Exchange states that each share of PLCB common stock issued and outstanding immediately prior to the effective time of the Exchange shall be converted into the right to receive Capitol stock at a fixed exchange ratio.  The exchange ratio will be calculated by dividing the tender offer per share of PLCB common stock as of September 30, 2007 ($13.301299) by the average closing price of Capitol’s common stock for the 30 trading day period ending two days prior to the close of the exchange offer.  For example, assuming the average closing price of Capitol’s common stock for the month ended September 30, 2007, which was $25.443158, a holder of PLCB common stock would receive 0.522785 shares of Capitol common stock for each share of PLCB common stock.  As of September 30, 2007 Capitol owned 51% of the PLCB shares outstanding, so the Exchange applies to the remaining 49% (or 392,000 shares) outstanding.  Additionally, PLCB had 72,500 options outstanding, with an exercise price of $10.00, as of September 30, 2007.

Donnelly Penman & Partners ("Donnelly Penman") is an investment-banking firm of recognized standing.  As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes.  We are acting as financial advisor to PLCB in connection with the Exchange and will receive a fee from PLCB for our services pursuant to the terms of our engagement letter with PLCB, dated as of September 20, 2007.

In arriving at its opinion, Donnelly Penman reviewed:

•	the draft Prospectus dated November 16, 2007;

•
Independent Auditor's Report for PLCB for the years ended December 31, 2004, 2005 and 2006 and management's unaudited balance sheet and statement of income for the nine months ended September 30, 2006 and September 30, 2007;

•
certain information, including financial forecasts and projections (and the assumptions and bases therefore which were deemed reasonable by management), relating to earnings, assets, liabilities and prospects of PLCB, under the current ownership structure, with the management of PLCB.  Donnelly Penman confirmed with management that such forecasts and projections reflected the best currently available estimates and judgments by management;

•	trading history of PLCB stock;

•
certain publicly-available information for Capitol, including each of the Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006 and the quarterly reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	certain information relating to earnings, assets, liabilities and prospects of Capitol with the management of Capitol;

•	the historical stock prices and trading volumes of Capitol’s common stock;

•	the terms of acquisitions of banking organizations which Donnelly Penman deemed generally comparable to PLCB;

•
the financial condition and operating results of Capitol and PLCB, respectively, compared to the financial conditions and operating results of certain other financial institutions that Donnelly Penman deemed comparable to each; and

•	such other information, financial studies, analyses and investigations and such other factors that Donnelly Penman deemed relevant for the purposes of its opinion.

Donnelly Penman also prepared a dividend discount analyses for PLCB under the current ownership structure.

In conducting its review and arriving at its opinion, as contemplated under the terms of its engagement by PLCB, Donnelly Penman, with the consent of Capitol and PLCB, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by Capitol and PLCB or upon publicly-available information.  Donnelly Penman participated in meetings and telephone conferences with certain members of Capitol’s and PLCB’s senior management to discuss Capitol’s and PLCB’s past and current business operations, regulatory standing, financial condition and future prospects.  With respect to anticipated earnings of PLCB and other information prepared by and/or reviewed with the management of PLCB and used by us in our analyses, PLCB’s management confirmed to us that such anticipated earnings reflected the best currently available estimates and judgments of management with respect to such information.  Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information.  Donnelly Penman further relied upon the assurance of management of Capitol and PLCB that they were unaware of any facts that would make the information provided or available to Donnelly Penman incomplete or misleading in any respect.  Donnelly Penman did not make any independent evaluations, valuations or appraisals of the assets or liabilities of Capitol or PLCB.  Donnelly Penman is not an expert in the evaluation of loan portfolios or the allowance for loan losses and did not review any individual credit files of Capitol or PLCB and assumed that the aggregate allowances for credit losses for Capitol and PLCB were adequate to cover such losses.  Donnelly Penman’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and evaluated by Donnelly Penman on the date of its opinion.  Donnelly Penman does not have any obligation to update its opinion, unless requested by PLCB in writing to do so, and Donnelly Penman expressly disclaims any responsibility to do so in the absence of any written request by PLCB.

No limitations were imposed by PLCB on Donnelly Penman on the scope of Donnelly Penman’s investigation or the procedures to be followed by Donnelly Penman in rendering this opinion.  The form and amount of the consideration to be paid to PLCB or its shareholders were determined through arms length negotiations between Capitol and PLCB.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Capitol and PLCB.  Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates.  Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold.  No company or merger utilized in our analyses was identical to PLCB, Capitol or the proposed merged company.  Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of PLCB, Capitol, or companies to which each is being compared.  None of the analyses performed by us was assigned a greater significance than any other.

We have been retained by the Board of Directors of PLCB to determine whether the exchange ratio and related stock consideration offered to PLCB shareholders as provided for in the Shareholder Tender Offer is fair, from a financial point of view, as of this date.  This opinion does not constitute a recommendation to any stockholder of PLCB as to how such shareholder should vote at any meeting of the stockholders called to consider and vote upon the Exchange.  We have also assumed that there has been no material change to our analysis of Capitol’s or PLCB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us.

Donnelly Penman will receive a fee for its services.  Prior to this transaction, Donnelly Penman did not have an investment banking relationship with Capitol or PLCB.  Donnelly Penman or affiliates owned by it may own shares of CBC from time to time.  Donnelly Penman may solicit investment banking business from Capitol in the future.

We hereby consent to the reference to our opinion in the prospectus and proxy statement to be issued pursuant to the Shareholder Tender Offer and to the inclusion of the foregoing opinion in the prospectus and proxy statement relating to the meeting of stockholders of PLCB.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.  Further, we express no view as to the price or trading range for shares of the common stock of Capitol following the consummation of the Exchange.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of November 20, 2007, the exchange ratio and related stock consideration to be received by PLCB shareholders under the Shareholder Tender Offer is fair, from a financial point of view, to the shareholders of PLCB.

ANNEX B

FINANCIAL INFORMATION REGARDING POINT LOMA COMMUNITY BANK

Management’s discussion and analysis of financial condition and results of operations	B-2
Condensed interim financial statements as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 (unaudited)	B-4
Audited financial statements as of December 31, 2006 and 2005 and for the periods ended December 31, 2006, 2005 and 2004	B-11

Management’s Discussion and Analysis of Financial Condition
and Results of Operations
Point Loma Community Bank
Periods Ended September 30, 2007 and 2006
and
December 31, 2006 and 2005

Financial Condition
Point Loma Community Bank (the “Bank”) is engaged in commercial banking activities from its sole location in San Diego, California.  Since its inception in August 2004, the Bank provides a full array of banking services, principally loans and deposits, to entrepreneurs, professionals and other high net worth individuals in its community.

Total assets approximated $58.9 million at September 30, 2007, an increase from $43.7 million at December 31, 2006.  Total assets approximated $34.2 million at year-end 2005.  Increases in total assets resulted from deposit growth deployed into loans and cash and cash equivalents.

Total portfolio loans approximated $47.1 million at September 30, 2007, an increase from the $38 million level at December 31, 2006.  At December 31, 2005, total portfolio loans approximated $29.8 million.  Commercial loans approximated 91% of total portfolio loans at September 30, 2007 consistent with the Bank’s emphasis on commercial lending activities.

The allowance for loan losses at September 30, 2007 approximated $658,000 or 1.40% of total portfolio loans, compared to the December 31, 2006 ratio of 1.34% and 1.42% at December 31, 2005.

The allowance for loan losses is maintained at a level believed adequate by management to absorb potential losses inherent in the loan portfolio at the balance sheet date.  Management’s determination of the adequacy of the allowance is based on evaluation of the portfolio (including volume, amount and composition, potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, loan commitments outstanding and other factors.

Total deposits approximated $51.7 million at September 30, 2007, an increase of approximately $15.1 million from the $36.6 million level at December 31, 2006.  Deposits at December 31, 2005 were approximately $27.3 million.

The Bank seeks to obtain noninterest-bearing deposits as a means to reduce its cost of funds.  Noninterest-bearing deposits approximated $14.4 million at September 30, 2007 or about 28% of total deposits, an increase of approximately $3.8 million from December 31, 2006.  Noninterest bearing deposits decreased approximately $1.3 million at December 31, 2006 compared to year-end 2005.  Noninterest-bearing deposits can fluctuate significantly from day to day, depending upon customer account activity.

Stockholders’ equity approximated $7.1 million at September 30, 2007 or approximately 12.03% of total assets.  Capital adequacy is discussed elsewhere in this narrative.

Results of Operations
The net income for the nine months ended September 30, 2007 approximated $69,000, compared with net income of approximately $63,000 in the corresponding 2006 period.  Net income for the year ended December 31, 2006 approximated $196,000, compared with a net loss of approximately $468,000 for the year ended December 31, 2005.  The Bank’s net losses for periods before 2006 relate to expected early-period operating results.

The principal source of operating revenues is interest income.  Total interest income for the nine months ended September 30, 2007 approximated $2.9 million, compared with $2.1 million for the nine-month 2006 period.  Total interest income for the year ended December 31, 2006 approximated $2.9 million, compared with $1.9 million for the year ended December 31, 2005.  The increase in interest income relates primarily to loan portfolio growth.

Total interest expense approximated $851,000 for the nine months ended September 30, 2007 and $387,000 for the nine-month 2006 period.  For the year ended December 31, 2006, total interest expense approximated $583,000 and $294,000 in 2005.

Net interest income approximated $2.1 million for the nine months ended September 30, 2007, compared with $1.7 million for the 2006 corresponding period.  Net interest income for the year ended December 31, 2006 approximated $2.3 million, compared with $1.6 million in 2005.

The provision for loan losses was $148,000 for the nine months ended September 30, 2007, compared with $41,000 in the corresponding 2006 period.  The provision for loan losses was $87,000 for the year ended December 31, 2006 and $335,000 for the year ended December 31, 2005.  The provision for loan losses is based upon amounts necessary to maintain the allowance for loan losses based on management’s analysis of allowance requirements, as discussed previously.  Through September 30, 2007, the Bank has incurred no loan charge-offs.

Total noninterest income approximated $150,000 for the nine months ended September 30, 2007, compared with $235,000 for the corresponding 2006 period.  Noninterest income for the year ended December 31, 2006 approximated $281,000 and $165,000 in 2005.  Noninterest income in 2006 increased significantly due to origination fees of non-portfolio residential mortgage loans and decreased significantly in 2007 due to lower mortgage loan origination volume.

Total noninterest expense approximated $1.9 million for the nine months ended September 30, 2007, compared with $1.8 million for the corresponding 2006 period.  For the year ended December 31, 2006, total noninterest expense approximated $2.4 million, compared with $2.1 million in 2005.  The principal component of noninterest expense is salaries and employee benefits which have increased due to the increased staffing required to serve customers and to facilitate growth.

Liquidity and Capital Resources
The principal funding source for asset growth and loan origination activities is deposits.  Changes in deposits and loans were previously discussed in this narrative.  Most of the deposit growth has been deployed into commercial loans, consistent with the Bank’s emphasis on commercial lending activities.

Cash and cash equivalents approximated $11.1 million at September 30, 2007, $4.8 million at December 31, 2006 and $3.5 million at December 31, 2005.  As liquidity levels vary continuously based upon customer activities, amounts of cash and cash equivalents can vary widely at any given point in time.  Management believes the Bank’s liquidity position at September 30, 2007 is adequate to fund loan demand and to meet depositor needs.

All banks are subject to a complex series of capital ratio requirements which are imposed by state and federal banking agencies.  The Bank is subject to a more restrictive requirement than is applicable to most banks inasmuch as the Bank must maintain a capital-to-asset ratio of not less than 8% for its first three years of operation.  In the opinion of management, the Bank meets or exceeds regulatory capital requirements to which it is subject.

Impact of New Accounting Standards
There are certain new accounting standards either becoming effective or being issued in 2007 and 2006.  They are discussed in Note D of the accompanying condensed interim financial statements and Note A of the accompanying audited financial statements.

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POINT LOMA COMMUNITY BANK

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Condensed Interim Financial Statements

Nine months ended September 30, 2007 and 2006

CONDENSED BALANCE SHEETS

Point Loma Community Bank

	September 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Cash and due from banks	$2,449,418	$1,943,288
Interest-bearing deposits	4,177,637	1,124,108
Federal funds sold	4,430,000	1,735,000
Cash and cash equivalents	11,057,055	4,802,396
Investment securities held for long-term
investment, carried at amortized cost
which approximates market value	165,800	127,700
Portfolio loans:
Commercial	42,952,468	34,556,879
Real estate mortgage	3,316,622	2,647,354
Installment	874,789	813,403
Total portfolio loans	47,143,879	38,017,636
Less allowance for loan losses	(658,000)	(510,000)
Net portfolio loans	46,485,879	37,507,636
Premises and equipment	377,503	377,791
Accrued interest income	202,159	166,980
Other assets	657,044	732,499

TOTAL ASSETS	$58,945,440	$43,715,002

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$14,370,510	$10,537,903
Interest-bearing	37,354,978	26,082,309
Total deposits	51,725,488	36,620,212
Accrued interest on deposits and other liabilities	125,926	69,351
Total liabilities	51,851,414	36,689,563

STOCKHOLDERS’ EQUITY:
Common stock, par value $10.00 per share, 10,000,000 authorized; 800,000 shares issued and outstanding:	8,000,000	8,000,000
Retained-earnings deficit	(905,974)	(974,561)
Total stockholders’ equity	7,094,026	7,025,439

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$58,945,440	$43,715,002

               See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

Point Loma Community Bank

	Nine Months Ended September 30
	2007	2006
Interest income:
Portfolio loans (including fees)	$2,621,385	$1,903,506
Federal funds sold	240,192	128,352
Interest bearing deposits with banks	53,066	44,403
Other	5,891	3,693
Total interest income	2,920,534	2,079,954
Interest expense:
Deposits	850,570	387,055
Short-term borrowings		39
Total interest expense	850,570	387,094
Net interest income	2,069,964	1,692,860
Provision for loan losses	148,000	41,000
Net interest income after provision
for loan losses	1,921,964	1,651,860

Noninterest income:
Service charges on deposit accounts	61,121	47,208
Fees from origination of non-portfolio residential
mortgage loans	26,241	123,041
Fees from syndication and placement of non-
portfolio commercial loans	1,830	36,767
Gains on sale of government-guaranteed loans	22,188
Other	38,605	28,209
Total noninterest income	149,985	235,225

Noninterest expense:
Salaries and employee benefits	1,142,827	1,078,215
Occupancy	158,502	149,257
Equipment rent, depreciation and maintenance	72,669	108,679
Contracted data processing and administrative
services	222,522	233,452
Advertising	100,482	55,209
Regulatory fees	36,493	15,648
Postage	33,341	28,392
Paper, printing and supplies	54,740	31,593
Other	127,786	89,236
Total noninterest expense	1,949,362	1,789,681
Income before income taxes	122,587	97,404
Income taxes	54,000	34,800

NET INCOME	$68,587	$62,604

NET INCOME PER SHARE (basic and diluted)	$0.09	$0.08

                  See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (Unaudited)

Point Loma Community Bank

	Common Stock	Retained- Earnings Deficit	Total

Nine Months Ended September 30, 2006
Balances at January 1, 2006	$8,000,000	$(1,171,034)	$6,828,966

Net income		62,604	62,604

BALANCES AT SEPTEMBER 30, 2006	$8,000,000	$(1,108,430)	$6,891,570

Nine Months Ended September 30, 2007
Balances at January 1, 2007	$8,000,000	$(974,561)	$7,025,439

Net income		68,587	68,587

BALANCES AT SEPTEMBER 30, 2007	$8,000,000	$(905,974)	$7,094,026

                                         See notes to condensed interim financial statements.

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

Point Loma Community Bank

	Nine Months Ended September 30
	2007	2006
OPERATING ACTIVITIES
Net income	$68,587	$62,604
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	148,000	41,000
Depreciation of premises and equipment	77,603	103,480
Loss on sale of equipment		1,130
Decrease in accrued interest income and other assets	34,976	36,553
Increase in accrued interest expense on deposits and other liabilities	56,575	5,693

NET CASH PROVIDED BY OPERATING ACTIVITIES	385,741	250,460

INVESTING ACTIVITIES
Purchase of securities held for long-term investment	(32,800)	(57,000)
Net increase in portfolio loans	(9,126,243)	(4,849,175)
Purchases of premises and equipment	(77,315)	(14,887)

NET CASH USED BY INVESTING ACTIVITIES	(9,236,358)	(4,921,062)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	11,276,107	4,109,821
Net increase in certificates of deposit	3,829,169	6,096,634

NET CASH PROVIDED BY FINANCING ACTIVITIES	15,105,276	10,206,455

INCREASE IN CASH AND CASH EQUIVALENTS	6,254,659	5,535,853
Cash and cash equivalents at beginning of period	4,802,396	3,521,595

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,057,055	$9,057,448

                                          See notes to condensed interim financial statements.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)

Point Loma Community Bank

NOTE A—BASIS OF PRESENTATION

The accompanying condensed financial statements of the Bank have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  Accordingly, they do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America.

The condensed interim financial statements do, however, include all adjustments of a normal recurring nature which the Bank considers necessary for a fair presentation of the interim periods.

The results of operations for the nine-month period ended September 30, 2007 are not necessarily indicative of the results to be expected for the year ending December 31, 2007.

NOTE B—STOCK OPTIONS

No stock-based compensation expense has been recorded upon granting of stock options through December 31, 2006, because such stock options have been accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations) and were granted at an exercise price equal to the market price of common stock at grant date.

Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which became effective January 1, 2006 for the Bank, establishes an alternative fair value method of accounting for stock options whereby compensation expense would be recognized based on the computed fair value of the options on the grant date.  The Bank granted no stock options during the nine months ended September 30, 2007 and 2006.  10,000 stock options were cancelled during the 2007 period.  At September 30, 2007, 72,500 stock options were outstanding with an exercise price of $10.00 per option.

NOTE C—NET INCOME PER SHARE

Net income per share is based on the weighted average number of common shares outstanding (800,000 shares for 2007 and 2006 period).  The impact of stock options (see Note B) was not material for the periods presented.

NOTE D—IMPLEMENTATION OF NEW ACCOUNTING STANDARDS

In March 2006, the Financial Accounting Standards Board (FASB) issued Statement No. 156, Accounting for Servicing of Financial Assets, which is an amendment of Statement No. 140, intended to simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities.  Statement No. 156 is effective for years beginning after September 15, 2006, although earlier adoption is permitted.  The standard’s adoption, effective January 1, 2007, did not have a material effect on the Bank’s financial statements.

In July 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken in a tax return.  Under FIN 48, tax positions are recognized in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities.  Such tax positions will be measured initially and thereafter as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement, presuming the tax authority has full knowledge of the position and all relevant facts.  FIN 48 also revises disclosure requirements to include disclosure of unrecognized tax benefits.  FIN 48 did not have a material effect on the Bank’s financial statements upon implementation effective January 1, 2007.

NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS (Unaudited)—Continued

Point Loma Community Bank

NOTE E—NEW ACCOUNTING STANDARDS

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value and expands related financial statement disclosures.  In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date.  Statements No. 157 and 159 will be applied prospectively and implemented by the Bank effective January 1, 2008.  Management has not completed its analysis of these new fair-value standards.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Bank's financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share.

Other proposals, interpretations of existing pronouncements or FASB staff positions have recently been issued which include the following:

•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affects cash flows and
•	EITF Issue No. 06-4 which addresses accounting for deferred compensation and post retirement benefits of endorsement split-dollar life insurance.

The Bank's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates their potential impact (if finalized, where applicable) would not be material to the Bank's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank’s financial statements.

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Point Loma Community Bank
______

Financial Statements

Periods ended December 31, 2006, 2005 and 2004

Point Loma Community Bank

BDO Seidman, LLP Accountants and Consultants	99 Monroe Avenue N.W., Suite 800 Grand Rapids, Michigan 49503-2654 Telephone: (616) 774-7000 Fax: (616) 776-3680

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Point Loma Community Bank

We have audited the accompanying balance sheets of Point Loma Community Bank as of December 31, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2006 and 2005, and the period from August 2, 2004 (date of inception) to December 31, 2004.  These financial statements are the responsibility of the Bank’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Point Loma Community Bank as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, and the period from August 2, 2004 (date of inception) to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Grand Rapids, Michigan
April 9, 2007

BALANCE SHEETS

Point Loma Community Bank

	December 31
	2006	2005
ASSETS
Cash and due from banks	$1,943,288	$1,159,696
Interest-bearing deposits	1,124,108	1,636,900
Federal funds sold	1,735,000	725,000
Cash and cash equivalents	4,802,396	3,521,596
Investment securities held for long-term investment carried at amortized cost which approximates market value—Note B	127,700	66,800
Portfolio loans—Note C:
Commercial	34,556,879	27,725,464
Real estate mortgage	2,647,354	2,029,784
Installment	813,403	4,059
Total portfolio loans	38,017,636	29,759,307
Less allowance for loan losses	(510,000)	(423,000)
Net portfolio loans	37,507,636	29,336,307
Premises and equipment—Note E	377,791	496,625
Accrued interest income	166,980	137,091
Other assets	732,499	654,788

TOTAL ASSETS	$43,715,002	$34,213,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$10,537,903	$11,839,487
Interest-bearing—Note F	26,082,309	15,504,016
Total deposits	36,620,212	27,343,503
Accrued interest on deposits and other liabilities	69,351	40,738
Total liabilities	36,689,563	27,384,241

STOCKHOLDERS’ EQUITY—Notes H and L:
Common stock, par value $10.00 per share, 10,000,000 shares authorized; 800,000 shares issued and outstanding	8,000,000	8,000,000
Retained-earnings deficit	(974,561)	(1,171,034)
Total stockholders’ equity	7,025,439	6,828,966

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$43,715,002	$34,213,207

                                  See notes to financial statements.

STATEMENTS OF OPERATIONS

Point Loma Community Bank

	Year Ended December 31,		Period Ended December 31,
	2006	2005	2004
Interest income:
Portfolio loans (including fees)	$2,653,527	$1,569,307	$124,022
Loans held for sale		8,646
Federal funds sold	184,263	256,506	73,838
Interest bearing deposits with banks	61,182	61,301
Other	5,420	510	3,306
Total interest income	2,904,392	1,896,270	201,166
Interest expense on deposits	582,724	293,734	26,154
Net interest income	2,321,668	1,602,536	175,012
Provision for loan losses—Note C	87,000	335,000	88,000
Net interest income after provision for loan losses	2,234,668	1,267,536	87,012
Noninterest income:
Service charges on deposit accounts	63,683	29,453	2,826
Fees from origination of non-portfolio residential mortgage loans	141,360	80,427	7,280
Other	75,888	54,855	1,695
Total noninterest income	280,931	164,735	11,801
Noninterest expense:
Salaries and employee benefits	1,452,703	1,241,655	453,043
Occupancy	199,716	180,973	64,532
Equipment rent, depreciation and maintenance	134,185	152,245	56,170
Contracted data processing and administrative services	311,816	296,657	113,788
Paper, printing and supplies	43,727	72,804	45,269
Advertising	68,437	34,766	23,679
Postage	37,458	30,810	3,915
Preopening and start-up costs			346,320
Other	142,584	124,943	56,549
Total noninterest expense	2,390,626	2,134,853	1,163,265
Income (loss) before income tax benefit	124,973	(702,582)	(1,064,452)
Income tax benefit—Note I	(71,500)	(235,000)	(361,000)

NET INCOME (LOSS)	$196,473	$(467,582)	$(703,452)

NET INCOME (LOSS) PER SHARE	$0.25	$(0.58)	$(0.88)

                               See notes to financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Point Loma Community Bank

	Common Stock	Retained- Earnings Deficit	Total

Balances at August 2, 2004, beginning of period	$-0-	$-0-	$-0-

Issuance of 800,000 shares of common stock for cash consideration of $10.00 per share in conjunction with formation of Bank	8,000,000		8,000,000

Net loss for the 2004 period		(703,452)	(703,452)

BALANCES AT DECEMBER 31, 2004	8,000,000	(703,452)	7,296,548

Net loss for 2005		(467,582)	(467,582)

BALANCES AT DECEMBER 31, 2005	8,000,000	(1,171,034)	6,828,966

Net income for 2006		196,473	196,473

BALANCES AT DECEMBER 31, 2006	$8,000,000	$(974,561)	$7,025,439

                              See notes to financial statements.

STATEMENTS OF CASH FLOWS

Point Loma Community Bank

	Year Ended December 31,		Period Ended December 31,
	2006	2005	2004
OPERATING ACTIVITIES
Net income (loss) for the period	$196,473	$(467,582)	$(703,452)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Provision for loan losses	87,000	335,000	88,000
Depreciation of premises and equipment	129,984	139,601	47,244
Loss on sale of premises and equipment	3,080		5,264
Originations and purchases of loans held for resale		(2,974,750)
Proceeds from sales of loans held for resale		2,974,750
Deferred federal income tax expense (credit)	104,000	(235,000)	(361,000)
Increase in accrued interest income and other assets	(211,600)	(110,137)	(85,742)
Increase in accrued interest expense on deposits and other liabilities	28,613	11,160	29,578

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	337,550	(326,958)	(980,108)

INVESTING ACTIVITIES
Purchase of securities held for long-term investment	(60,900)	(66,800)
Net increase in portfolio loans	(8,258,329)	(21,169,216)	(8,590,091)
Purchase of premises and equipment	(14,230)	(35,399)	(653,335)

NET CASH USED BY INVESTING ACTIVITIES	(8,333,459)	(21,271,415)	(9,243,426)

FINANCING ACTIVITIES
Net increase in demand deposits, NOW accounts and savings accounts	24,212	10,722,957	12,035,599
Net increase in certificates of deposit	9,252,497	3,089,488	1,495,459
Net proceeds from issuance of common stock			8,000,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	9,276,709	13,812,445	21,531,058
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,280,800	(7,785,928)	11,307,524
Cash and cash equivalents at beginning of period	3,521,596	11,307,524	-0-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,802,396	$3,521,596	$11,307,524

                                   See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE A—SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Basis of Presentation:  Point Loma Community Bank (the “Bank”) is a full-service commercial bank located in Point Loma, California.  The Bank commenced operations in August 2004.  The Bank is 51%-owned by Capitol Bancorp Limited, a national community-bank development company.

The Bank provides a full range of banking services to individuals, businesses and other customers located in its community.  A variety of deposit products are offered, including checking, savings, money market, individual retirement accounts and certificates of deposit.  The principal market for the Bank’s financial services is the community in which it is located and the areas immediately surrounding that community.

Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results will differ from those estimates because of the inherent subjectivity and inaccuracy of any estimation.

Cash and Cash Equivalents:  Cash and cash equivalents include cash on hand, amounts due from banks (interest-bearing and noninterest-bearing) and federal funds sold.  Generally, federal funds transactions are entered into for a one-day period.

Loans Held For Sale:  Loans held for sale represent residential real estate mortgage loans held for sale into the secondary market.  Loans held for sale are stated at the aggregate lower of cost or market at the balance sheet date (none at December 31, 2006 and 2005).  Fees from the origination of loans held for sale are recognized in the period the loans are originated.

Investment Securities:  Investment securities available for sale (none at December 31, 2006 and 2005) are carried at market value with unrealized gains and losses reported as a separate component of stockholders’ equity, net of tax effect (accumulated other comprehensive income).  All other investment securities are classified as held for long-term investment ($127,700 at December 31, 2006 and $66,800 at December 31, 2005) and are carried at amortized cost, which approximates market value.

Investments are classified at the date of purchase based on management’s analysis of liquidity and other factors.  The adjusted cost of specific securities sold is used to compute realized gains or losses.  Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Loans, Credit Risk and Allowance for Loan Losses:  Portfolio loans are carried at their principal balance based on management’s intent and ability to hold such loans for the foreseeable future until maturity or repayment.

Credit risk arises from making loans and loan commitments in the ordinary course of business.  Consistent with the Bank’s emphasis on business lending, there are concentrations of credit in loans secured by commercial real estate and less significant concentrations exist in loans secured by equipment and other business assets.  The maximum potential credit risk to the Bank, without regard to underlying collateral and guarantees, is the total of loans and loan commitments outstanding.  Management reduces the Bank’s exposure to losses from credit risk by requiring collateral and/or guarantees for loans granted and by monitoring concentrations of credit, in addition to recording provisions for loan losses and maintaining an allowance for loan losses.

The allowance for loan losses is maintained at a level believed adequate by management to absorb estimated losses inherent in the portfolio at the balance sheet date.  Management’s determination of the adequacy of the allowance is an estimate based on evaluation of the portfolio (including potential impairment of individual loans and concentrations of credit), past loss experience, current economic conditions, volume, amount and composition of the loan portfolio, loan commitments outstanding and other factors.  The allowance is increased by provisions charged to operations and reduced by net charge-offs.

The Bank has stand-by letters of credit outstanding that, when issued, commits the Bank to make payments on behalf of customers if certain specified future events occur, generally being non-payment by the customer.  These obligations generally expire within one year and require collateral and/or personal guarantees based on management’s credit assessment.  The maximum credit risk associated with these instruments equals their contractual amounts, assuming that the counterparty defaults and the collateral proves to be worthless.  The total contractual amounts do not necessarily represent future cash requirements since many of these guarantees may expire without being drawn upon.  The Bank records a liability, generally equal to the fees received, for these stand-by letters of credit.

Credit risk also arises from amounts of funds on deposit at other financial institutions (i.e., due from banks) to the extent balances exceed the limits of federal deposit insurance.  The Bank monitors the financial position of such financial institutions to evaluate credit risk periodically.

Interest and Fees on Loans:  Interest income on loans is recognized based upon the principal balance of loans outstanding.  Fees from origination of portfolio loans generally approximate the direct costs of successful originations.

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

The accrual of interest is generally discontinued when a loan becomes 90 days past due as to interest.  When interest accruals are discontinued, interest previously accrued (but unpaid) is reversed.  Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest and the loan is in process of collection.

Premises and Equipment:  Premises and equipment are stated on the basis of cost.  Depreciation, which relates primarily to equipment, furniture and software with estimated useful lives of three to seven years, is computed principally by the straight-line method.  Leasehold improvements are generally depreciated over the shorter of the respective lease term or estimated useful life.

Other Real Estate:  Other real estate (included as a component of other assets; none at December 31, 2006 and 2005) comprises properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure.  These properties held for sale are carried at the lower of cost or estimated fair value (net of estimated selling cost) at the date acquired and are periodically reviewed for subsequent changes in fair value.

Preopening and Start-up Costs:  Costs incurred prior to commencement of operations were charged to expense on the opening date.  Such costs consisted primarily of salaries, wages and employee benefits.

Stock-Based Compensation:  No stock-based compensation expense has been recorded upon granting of options to acquire common stock through December 31, 2006, because such stock options were accounted for under the provisions of Accounting Principles Board (APB) Opinion 25 (and related interpretations), when applicable, and were granted at an exercise price equal to the market price of common stock at grant date (such stock options were granted prior to 2006 and became fully vested at December 31, 2005 in advance of a new accounting standard applicable to stock options).

[The remainder of this page intentionally left blank]

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, requires the fair value method of accounting for stock options whereby compensation expense will be recognized based on the computed fair value of the options on the grant date for stock options granted on or after the effective date of the standard, January 1, 2006.  Certain pro forma disclosures of the expense recognition provisions of Statement No. 123(R) are required for periods prior to implementation of the standard for companies, such as the Bank, which used the intrinsic-value method for accounting for stock options, and are as follows for the periods ended December 31, 2005 and 2004:

Fair value assumptions:	2005	2004
Risk-free interest rate		3.9%
Dividend yield		--
Stock price volatility		.25
Expected option life		3 years
Aggregate estimated fair value of options granted	$--	$191,000
Net loss:
As reported	(467,582)	(703,452)
Less pro forma compensation
expense regarding fair value
of stock option awards, net
of income tax effect	(84,629)	(14,565)
Pro forma	(552,211)	(718,017)
Net loss per share (basic and diluted):
As reported	(0.58)	(0.88)
Pro forma	$(0.69)	$(0.90)

Trust Assets and Related Income:  Customer property, other than funds on deposit, held in a fiduciary or agency capacity by the Bank is not included in the balance sheet because it is not an asset of the Bank.  Trust fee income is recorded on the accrual method.

Federal Income Taxes:  Deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.  The effect on deferred income taxes of a change in tax laws or rates is recognized in income in the period that includes the enactment date.

Net Income (Loss) Per Share:  Net income (loss) per share is based on the weighted average number of common shares outstanding (800,000 shares).  Diluted net income (loss) per share includes the dilutive effect of stock options (see Note H).

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Comprehensive Income (Loss):  Comprehensive income (loss) is the sum of net income (loss) and certain other items which are charged or credited to stockholders’ equity.  For the periods presented, the Bank’s only element of comprehensive income (loss) was the net income (loss) from operations.

New Accounting Standards:  Financial Accounting Standards Board (FASB) Statement No. 123(R), Share-Based Payment, became effective for the Bank at the beginning of its 2006 reporting period.  It makes significant changes to accounting for "payments" involving employee compensation and "shares" or securities, in the form of stock options, restricted stock or other arrangements settled in the reporting entity's securities.  Most significant in the standard is the requirement that all stock options subject to Statement No. 123(R) be measured at estimated fair value at the grant date and recorded as compensation expense over the requisite service period associated with the option, usually the vesting period.  The standard has been applied at the Bank using the modified-prospective method to stock options granted or modified after December 31, 2005 and any unvested stock options at that date.  The Bank had no unvested stock options outstanding at December 31, 2005.

The primary effect of the revised standard's implementation on the Bank was recognition of compensation expense associated with stock options granted after December 31, 2005 (none were granted in 2006).  Previously, the Bank used the intrinsic-value method which did not result in expense recognition but, instead, required pro forma presentation of what compensation expense would have been recorded if the fair-value measurement and expense recognition provisions had been applied.

In late 2005, the FASB's staff issued Staff Position (FSP) 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.  This FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss.  Additionally, the FSP requires certain disclosures about unrealized losses which have not been recognized as other-than-temporary.  The effect of this guidance did not have a material effect on the Bank's financial statements upon implementation at the beginning of its 2006 reporting period.

In March 2006, the FASB issued Statement No. 156, Accounting for Servicing of Financial Assets, which is an amendment of Statement No. 140, intended to simplify the accounting for servicing assets and liabilities, such as those common with mortgage securitization activities.  Statement No. 156 is effective for years beginning after September 15, 2006, although earlier adoption is permitted.  The effect of the standard's adoption is not expected to be material upon implementation on January 1, 2007.

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

In July 2006, the FASB issued Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with Statement No. 109, Accounting for Income Taxes.  FIN 48 prescribes a comprehensive model for how companies should recognize, measure, present and disclose in their financial statements uncertain tax positions taken or expected to be taken in a tax return.  Under FIN 48, tax positions are recognized in the financial statements when it is more-likely-than-not the position will be sustained upon examination by the tax authorities.  Such tax positions will be measured initially and thereafter as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement, presuming the tax authority has full knowledge of the position and all relevant facts.  FIN 48 also revises disclosure requirements to include disclosure of unrecognized tax benefits.  The provisions of this interpretation are required to be adopted for fiscal periods beginning after December 15, 2006.  Companies are required to apply the provisions of FIN 48 to all tax positions upon initial adoption with any amounts relating to prior periods recorded as an adjustment to retained earnings.  The Bank's management has, based on its preliminary review of the new guidance, estimated that the effect of adoption of FIN 48 will not be material to the Bank's financial statements.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, which provides a definition of fair value for accounting purposes, establishes a framework for measuring fair value, expands related financial statement disclosures and will be effective for the Bank in 2008.  The Bank's management has not completed its review of this new standard.

In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value.  Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date.  Statement No. 159 will be applied prospectively and implemented by the Bank effective January 1, 2008.  Management has not completed its analysis of this new standard.

Also recently, the FASB has issued several proposals to amend, supersede or interpret existing accounting standards which may impact the Bank's financial statements at a later date:

•	Proposed amendment to Statement No. 128, Earnings per Share;
•	Proposed replacement of Statement No. 141 regarding Business Combinations; and
•	Proposed replacement of Accounting Research Bulletin No. 51 regarding Consolidated Financial Statements, Including Accounting and Reporting for Noncontrolling Interests.

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE A—SIGNIFICANT ACCOUNTING POLICIES—Continued

Other proposals, interpretations of existing pronouncements or FASB staff positions have recently been issued which include the following:

•	FASB FSP to require recalculation of leveraged leases if the timing of tax benefits affects cash flows;
•	EITF Issue No. 06-4 which addresses accounting for deferred compensation and post retirement benefits of endorsement split-dollar life insurance; and
•	EITF Issue No. 06-5 which encompasses accounting for purchases of life insurance and the ramifications of determining the amount that could be realized in accordance with FASB Technical Bulletin 84-4.

The Bank's management has not completed its analysis of this new guidance (as proposed, where applicable) although it anticipates their potential impact (if finalized, where applicable) would not be material to the Bank's financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard-setting organizations and various regulatory agencies.  Because of the tentative and preliminary nature of these proposed standards, management has not determined whether implementation of such proposed standards would be material to the Bank’s financial statements.

NOTE B—INVESTMENT SECURITIES

Investment securities consisted of Federal Home Loan Bank stock at December 31, 2006 and 2005.  Such investment is restricted and may only be resold to or redeemed by the issuer.

NOTE C—LOANS

Transactions in the allowance for loan losses as of December 31 are summarized below:

	2006	2005
Balance at beginning of period	$423,000	$88,000
Provision charged to operations	87,000	335,000
Loans charged off (deduction)	--	--
Recoveries	--	--

Balance at December 31	$510,000	$423,000

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE C—LOANS—Continued

Impaired loans (i.e., loans for which there is a reasonable probability that borrowers would be unable to repay all principal and interest due under the contractual terms of the loan documents) and nonperforming loans (i.e., loans which are 90 days or more past due and loans on nonaccrual status) were not material as of December 31, 2006 and 2005.

The amounts of the allowance for loan losses allocated in the following table are based on management’s estimate of losses inherent in the portfolio at the balance sheet date, and should not be interpreted as an indication of future charge-offs:

	December 31, 2006		December 31, 2005
	Amount	Percentage of Total Portfolio Loans	Amount	Percentage of Total Portfolio Loans

Commercial	$466,000	1.22%	$397,000	1.33%
Real estate mortgage	34,000	0.09	26,000	0.09
Installment	10,000	0.03

Total allowance for loan losses	$510,000	1.34%	$423,000	1.42%

NOTE D—RELATED PARTIES TRANSACTIONS

In the ordinary course of business, the Bank may make loans to officers and directors of the Bank including their immediate families and companies in which they are principal owners.  At December 31, 2006, total loans to these persons approximated $2,192,000 ($2,165,000 at December 31, 2005).  During 2006, $752,000 of new loans were made to these persons and repayments totaled $725,000.  Such loans, when made, are at the Bank’s normal credit terms.

Such officers and directors of the Bank (and their associates, family and/or affiliates) are also depositors of the Bank and those deposits, as of December 31, 2006, approximated $10.9 million.  Such deposits are similarly made at the Bank's normal terms as to interest rate, term and deposit insurance.

The Bank purchases certain data processing and management services from Capitol Bancorp Limited.  Amounts paid for such services approximated $308,000, $293,000 and $113,000 in 2006, 2005 and 2004, respectively.

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE E—PREMISES AND EQUIPMENT

Major classes of premises and equipment consisted of the following at December 31:

	2006	2005
Leasehold improvements	$226,626	$217,108
Equipment, furniture and software	465,719	466,273
	692,345	683,381
Less accumulated depreciation	(314,554)	(186,756)

	$377,791	$496,625

The Bank rents office space under an operating lease.  Rent expense under this lease agreement approximated $117,000, $102,000 and $34,000 in 2006, 2005 and 2004, respectively.

At December 31, 2006, future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year were as follows:

2007	$126,000
2008	129,000
2009	131,000
2010	134,000
2011	136,000
2012 and thereafter	352,000

Total	$1,008,000

NOTE F—DEPOSITS

The aggregate amount of time deposits of $100,000 or more approximated $11.5 million and $4.0 million as of December 31, 2006 and 2005, respectively.

At December 31, 2005, the scheduled maturities of time deposits were as follows:

2007	$13,424,000
2008	413,000

Total	$13,837,000

Interest paid approximates amounts charged to operations on an accrual basis for the periods presented.

NOTE G—EMPLOYEE RETIREMENT PLAN

Subject to eligibility requirements, the Bank’s employees participate in a multi-employer employee 401(k) retirement plan.  Employer contributions charged to expense by the Bank for this plan approximated $29,000 and $20,000 in 2006 and 2005 (none in 2004), respectively.

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE H—STOCK OPTIONS

At December 31, 2006 and 2005, 82,500 stock options were outstanding, all of which are fully vested and expire in 2007.  A total of 85,500 options were granted in 2004, of which 3,000 were subsequently cancelled.  Each option vests ratably over a three-year period and enables the holder to purchase one share of the Bank’s common stock at $10.00 per share.  Effective January 1, 2005, the vesting of all previously unvested stock options was accelerated in anticipation of implementation of a revised accounting standard (see Note A).

NOTE I—INCOME TAXES

Income taxes include the following components:

	2006	2005	2004
Federal:
Current	$-0-	$-0-	$-0-
Deferred expense (credit)	104,000	(235,000)	(361,000)
State credit	(175,500)

	$(71,500)	$(235,000)	$(361,000)

Net federal deferred income tax assets consisted of the following at December 31:

	2006	2005
Allowance for loan losses	$59,000	$93,000
Net operating loss carryforward	430,000	499,000
Organizational costs	60,000	83,000
Other, net	(57,000)	(79,000)

	$492,000	$596,000

No federal or state income taxes were paid during 2006, 2005 and 2004.  As of December 31, 2006, the Bank had a net operating loss carryforward for federal income tax purposes of approximately $1,266,000 ($770,000 expires in 2024 and $496,000 expires in 2025).  These net operating losses will reduce taxes payable in future periods and have been recognized for financial reporting purposes.  The state net operating loss carryfoward at December 31, 2006 was $1,229,000 ($703,000 expires in 2014 and $526,000 expires in 2015).  Management believes that, based on its estimate of future taxable income, it is more likely than not the Bank will generate sufficient taxable income to fully utilize the net operating loss carryforwards.

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE J—ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying values and estimated fair values of financial instruments at December 31 were as follows (in thousands):

	2006		2005
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial Assets:
Cash and cash equivalents	$4,802	$4,802	$3,522	$3,522
Investments held for long-term investment	128	128	67	67
Portfolio loans:
Commercial	34,557	34,657	27,725	27,658
Real estate mortgage	2,647	2,648	2,030	2,030
Installment	813	814	4	4
Total portfolio loans	38,017	38,119	29,759	29,692
Less allowance for loan losses	(510)	(510)	(423)	(423)
Net portfolio loans	37,507	37,609	29,336	29,269

Financial Liabilities:
Deposits:
Noninterest-bearing	10,538	10,538	11,840	11,840
Interest-bearing:
Demand accounts	12,245	12,245	10,919	10,919
Time certificates of deposit less than $100,000	2,377	2,378	580	578
Time certificates of deposit $100,000 or more	11,460	11,459	4,005	4,006
Total interest-bearing	26,082	26,082	15,504	15,503
Total deposits	36,620	36,620	27,344	27,343

Estimated fair values of financial assets and liabilities are based upon a comparison of current interest rates on financial instruments and the timing of related scheduled cash flows to the estimated present value of such cash flows using current estimated market rates of interest unless quoted market values or other fair value information is more readily available.  Such estimates of fair value are not intended to represent market value or portfolio liquidation value, and only represent an estimate of fair values based on current financial reporting requirements.

NOTE K—COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, various loan commitments are made to accommodate the financial needs of Bank customers.  Such loan commitments include stand-by letters of credit, lines of credit, and various commitments for other commercial, consumer and mortgage loans.  Stand-by letters of credit, when issued, commit the Bank to make payments on behalf of customers when certain specified future events occur and are used infrequently (none at

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE K—COMMITMENTS AND CONTINGENCIES—Continued

December 31, 2006 and $250,000 at December 31, 2005).  Other loan commitments outstanding consist of unused lines of credit and approved, but unfunded, specific loan commitments ($6.7 million and $7 million at December 31, 2006 and 2005, respectively).

These loan commitments (stand-by letters of credit and unfunded loans) generally expire within one year and are reviewed periodically for continuance or renewal.  All loan commitments have credit risk essentially the same as that involved in routinely making loans to customers and are made subject to the Bank’s normal credit policies.  In making these loan commitments, collateral and/or personal guarantees of the borrowers are generally obtained based on management’s credit assessment.

The Bank is required to maintain an average reserve balance in the form of cash on hand and balances due from the Federal Reserve Bank and certain correspondent banks.  The amount of reserve balance required as of December 31, 2006 and 2005 was $177,000 and $186,000, respectively.

Deposits at the Bank are insured up to the maximum amount covered by FDIC insurance.

NOTE L—CAPITAL REQUIREMENTS

The Bank is subject to certain capital requirements.  Federal financial institution regulatory agencies have established certain risk-based capital guidelines for banks.  Those guidelines require all banks to maintain certain minimum ratios and related amounts based on “Tier 1” and “Tier 2” capital and “risk-weighted assets” as defined and periodically prescribed by the respective regulatory agencies.  Failure to meet these capital requirements can result in severe regulatory enforcement action or other adverse consequences for a depository institution and, accordingly, could have a material impact on the Bank’s financial statements.

Under the regulatory capital adequacy guidelines and related framework for prompt corrective action, the specific capital requirements involve quantitative measures of assets, liabilities and certain off-balance-sheet items calculated under regulatory accounting practices.  The capital amounts and classifications are also subject to qualitative judgments by regulatory agencies about components, risk weighting and other factors.

As a condition of charter approval, the Bank is required to maintain a core capital (Tier 1) to average total assets of not less than 8% and an allowance for loan losses of not less than 1% of portfolio loans for the first three years of operations.

NOTES TO FINANCIAL STATEMENTS

Point Loma Community Bank

December 31, 2006

NOTE L—CAPITAL REQUIREMENTS—Continued

As of December 31, 2006, the most recent notification received by the Bank from regulatory agencies has advised that the Bank is classified as “well-capitalized” as that term is defined by the applicable agencies.  There are no conditions or events since those notifications that management believes would change the regulatory classification of the Bank.

Management believes, as of December 31, 2006, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank’s various amounts of regulatory capital and related ratios as of December 31, 2006 and 2005 are summarized below (amounts in thousands):

	2006	2005
Tier 1 capital to average total assets:
Minimum required amount	> $3,490	> $2,861
Actual amount	$6,358	$6,233
Ratio	14.57%	17.43%

Tier 1 capital to risk-weighted assets:
Minimum required amount(1)	> $1,644	> $1,283
Actual amount	$6,358	$6,233
Ratio	15.47%	19.43%

Combined Tier 1 and Tier 2 capital to risk-weighted assets:
Minimum required amount(2)	> $3,288	> $2,567
Amount required to meet “Well-Capitalized” category(3)	> $4,110	> $3,209
Actual amount	$6,868	$6,634
Ratio	16.71%	20.68%

(1)	The minimum required ratio of Tier 1 capital to risk-weighted assets is 4%.
(2)	The minimum required ratio of Tier 1 and Tier 2 capital to risk-weighted assets is 8%.
(3)	In order to be classified as a ‘well-capitalized’ institution, the ratio of Tier 1 and Tier 2 capital to risk-weighted assets must be 10% or more.

PART II

Item 20.  Indemnification of Directors and Officers.

Sections 561 – 571 of the Michigan Business Corporation Act ("MBCA"), grant the registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the registrant or its shareholders, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The MBCA also gives the registrant powers to indemnify any such person against reasonable expenses in connection with any action by or in the right of the registrant, provided the person acted in good faith and in a manner he reasonably believed to be in (when acting in an official capacity) or not opposed to (when acting in all other circumstances) the best interests of the registrant or its shareholders, except that no indemnification may be made if such person is adjudged to be liable to the registrant, or in connection with any proceeding charging improper personal benefit to the director whether or not involving action in the director's official capacity, in which the director was held liable on the basis that the personal benefit was improperly received by the director.  In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the registrant is required by the MBCA to indemnify him against expenses, including attorneys' fees that are actually and reasonably incurred by him in connection therewith.

The registrant's Articles of Incorporation contain provisions entitling directors and executive officers of the registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law. The registrant's Bylaws provide that the registrant shall indemnify any person who is made, or threatened to be made, a party to any action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, or a person of whom he is the legal representative, is or was a director, officer, employee or agent of the registrant, or serves or served any other enterprise at the registrant's request.

Under an insurance policy maintained by the registrant, the directors and officers of the registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        The registrant entered into an employment agreement with its President and CEO dated effective March 13, 2003, pursuant to which the registrant also agreed to enter into an indemnification agreement with the President and CEO.  As of the date of this prospectus, no such indemnification agreement has been entered into.

Item 21.  Exhibits And Financial Statement Schedules.

(a)           Exhibits.

Reference is made to the Exhibit Index at Page II-7 of the Registration Statement.

(b)
All Financial Statements Schedules are omitted in the registrant's Annual Report on Form 10-K for the year ended December 31, 2006 because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto that are incorporated herein by reference.

(c)	Reference is made to Annex B.

Item 22.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)           The undersigned registrant hereby undertakes:

(1)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on November 21, 2007.

                    CAPITOL BANCORP LIMITED

                    By:   /s/ CRISTIN K. REID
                         Cristin K. Reid
                         Corporate President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph D. Reid, Cristin K. Reid, and Lee W. Hendrickson and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 21, 2007.

Signature	Capacity
/s/ JOSEPH D. REID Joseph D. Reid	Chairman of the Board and Chief Executive Officer, Director (Principal Executive Officer)
/s/ LEE W. HENDRICKSON Lee W. Hendrickson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DAVID O'LEARY David O'Leary	Secretary, Director
/s/ PAUL R. BALLARD Paul R. Ballard	Director
/s/ DAVID L. BECKER David L. Becker	Director
/s/ DOUGLAS E. CRIST Douglas E. Crist	Director
/s/ MICHAEL J. DEVINE Michael J. Devine	Director
/s/ JAMES C. EPOLITO James C. Epolito	Director
/s/ GARY A. FALKENBERG Gary A. Falkenberg	Director
/s/ JOEL I. FERGUSON Joel I. Ferguson	Director
/s/ KATHLEEN A. GASKIN Kathleen A. Gaskin	Director
/s/ H. NICHOLAS GENOVA H. Nicholas Genova	Director
/s/ MICHAEL F. HANNLEY Michael F. Hannley	Director
/s/ RICHARD A. HENDERSON Richard A. Henderson	Director

/s/ LEWIS D. JOHNS Lewis D. Johns	Director
/s/ MICHAEL L. KASTEN Michael L. Kasten	Vice Chairman, Director
/s/ JOHN S. LEWIS John S. Lewis	President, Western Regions, Director
/s/ LEONARD MAAS Leonard Maas	Director
/s/ LYLE W. MILLER Lyle W. Miller	Vice-Chairman, Director
/s/ MYRL D. NOFZIGER Myrl D. Nofziger	Director
/s/ CRISTIN K. REID Cristin K. Reid	Corporate President, Director
/s/ RONALD K. SABLE Ronald K. Sable	Director

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Brian K. English, General Counsel, as to the validity of the shares.
8	Tax Opinion of Miller, Canfield, Paddock and Stone, PLC
23.1a	Consent of BDO Seidman, LLP.
23.1b	Consent of BDO Seidman, LLP.
23.2	Consent of Miller, Canfield, Paddock and Stone, PLC (included in Exhibit 8).
24	Power of Attorney (included on the signature page of the Registration Statement).